AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR JULY__, 2024

WEBSTAR TECHNOLOGY GROUP

1100 Peachtree St NE, Suite 200

Atlanta, GA 30309

404-793-1956

OFFERING SUMMARY

Up to 1,428,571 shares of

Class A Common Stock

SEE “SECURITIES BEING OFFERED” AT PAGE 32

	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share	$7.00	$0.35	$6.475	0
Total Maximum	$10,000,000	$750,000	$9,250,000	0

The Company has not engaged any underwriter, to act as the broker-dealer of record in connection with this Offering. See “Plan of Distribution and Selling Securityholders” for details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

The company expects that, not including state filing fees, the amount of expenses of the offering that we will pay will be approximately $890,000 based on the maximum number of shares sold in this offering.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date which is one ye ar from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion. The Offering is being conducted on a best-efforts basis and there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The holders of Webstar Technology Group preferred stock (the “Preferred Stock”) are entitled to an aggregate vote of the following:

Series A – Cumulative Control Voting of 75%

Holders of the Preferred Stock will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

The Company has granted Piggyback Registration Rights for current holders of common stock and the underlying conversion rights of the currently outstanding Convertible Notes.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4. THERE IS NO ASSURANCE THAT THE NECESSARY FUNDS WILL BE RAISED OR THAT THE ISSUER WILL BE ABLE TO BE SUCCESSFUL IN THEIR BUSINESS OPERATIONS AS DESCRIBED HEREIN.

Sales of these securities will commence approximately 10 days after the approval of this Offering.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the term “Webstar Technology Group,” “we,” “us, “our” or “the company” refers to WEBSTAR TECHNOLOGY GROUP, a Florida corporation.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Webstar Technology Group is an early-stage specialty real estate development company devoted to the identification, partnership and development of specialty real estate projects in the United States. The company will focus on properties that have positive cash flow and a synergy in operation. Main focuses include multitenant buildings that can be upgraded to green/energy efficient status. The company is also focused on entertainment and resort real estate development.

The company will operate under the brand name “Webstar Technology Group” with the consideration given to future name changes due to a diversification of operations outside of the former business. Webstar Technology Group was incorporated in 2015 in Wyoming.

Webstar Technology Group intends to either form operating subsidiaries, enter into joint ventures or provide direct investment into real estate based, positive cash flow operations that provide an opportunity to improve profitability or operations through the implementation of environmentally friendly technologies.

Webstar Technology Group, Inc. has identified the following cash flow positive real estate area for investment opportunities:

The Company will actively incorporate a resort atmosphere into properties to improve attractiveness, lease rates and improved cash flow of the properties. The Company has executed a partnership agreement with a current resort company for inclusion of these features.

Revenue Plan

The company anticipates breaking ground on the Georgia property within 12 months after the approval of this Offering. Over time, the company intends to operate at least three Southeast facilities and expand operations into the Midwest and the Mountain States.

The company intends to generate revenue through the following activities:

●	individual and corporate membership sales,
●	fractional ownership and timeshare sales,
●	food and beverage sales,
●	coaching and instruction services,
●	suite rentals,
●	retail sales,
●	sponsorships, advertising and naming rights, and
●	contest and qualifier fees and ticket purchases.

1

The Offering

Securities offered	Common Stock

Common Stock outstanding before the Offering	401,026,365 shares of Common Stock.

Share Price	7.00 per share
Maximum Common Shares Offered	1,428,571

Minimum Investment	$10,000

Use of Proceeds

Proceeds from this Offering will be used to fund the company’s land acquisition and permitting of Bear Village Resort Asset Holdings – GA, LLC, related marketing efforts and operational expenses. See “Use of Proceeds to Issuer” section of this Offering Circular.

Summary Risk Factors

Webstar Technology Group is a startup. The company was acquired by the new management team in June 25, 2024 and is still in an early stage of development. The company is not close to profitability as projects take approximately 18 months to develop and construct and may not provide a return on investment for approximately 24 months thereafter. Investing in the company involves a high degree of risk (see “Risk Factors”). As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include those set forth below:

●	This is a very young company.

●	The company’s affiliated entities have no prior performance record.

●	The company has minimal operating capital and no revenue from operations.

●	The success of Webstar Technology Group business is dependent on purchasing large parcels of land at favorable prices.

●	The company may need to raise more capital and future fundraising rounds could result in dilution.

●	Success in the hospitality and entertainment industry is highly unpredictable, and there is no guarantee the company’s content will be successful in the market.

●	The COVID-19 pandemic could have material negative effects on Webstar Technology Groups’ planned operations, including facilities where large groups of people gather in close proximity.

●	Webstar Technology Group operates in a highly competitive market.

●	Competition in the “alternative venues for recreational pursuits” industry could have a material adverse effect on the company’s business and results of operations.

●	Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

●	The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

●	The company may not be able to operate its facilities, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

●	The company has concentrated its investments in family entertainment, real estate and facilities, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

●	The company works with national hospitality, hotel and local service providers to create an experience for families. Business risks associated with these providers can affect the company’s operations.

2

●	The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.

●	The company’s development and growth strategy depend on its ability to fund, develop and open new entertainment venues and operate them profitably.

●	The company’s development and construction of the Georgia and future Tennessee facilities depend on their ability to obtain favorable mortgage financing.

●	Webstar Technology Group depends on a small management team and may need to hire more people to be successful.

●	The company will require a general manager, who has not yet been hired.

●	Webstar Technology Group may not be able to protect all of its intellectual property.

●	Webstar Technology Group has not yet entered into any master licensing agreements with third party suppliers of technology and Webstar Technology Group has not yet been made a sublicense to the relevant master licensing agreements.

●	The Offering price has been arbitrarily set by the company.

●	The officers of Webstar Technology Group control the company and the company does not currently have any independent directors.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

●	There is little to no current market for Webstar Technology Groups’ shares.

●	The interests of Webstar Technology Group and the company’s other affiliates may conflict with your interests.

3

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks relating to our business

This is a very young company.

The control of the company was changed on June 25, 2024. It is a startup company that has not yet started operations, and has not started to build its facilities. There is no history upon which an evaluation of its past performance and future prospects in the hospitality and entertainment industry can be made. Statistically, most startup companies fail.

The company’s affiliated entities have no prior performance record.

Webstar Technology Group has new management in the market, the affiliates of Webstar Technology Group, such as Bear Village Asset Holdings – GA, LLC, (which will provide management services to Webstar Technology Group) do not have a track record of involvement in hospitality and entertainment that investors may assess. Even if an affiliate of Webstar Technology Group did have such prior experience, that experience would not be indicative of its future performance.

The company has minimal operating capital, no significant assets and no revenue from operations.

The company currently has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its planned operations from the sale of securities or other financing alternatives. There can be no assurance that it will be able to successfully raise operating capital in this or other offerings of securities, or to raise enough funds to fully construct operational entertainment centers. The failure to successfully raise operating capital could result in its inability to execute its business plan and potentially lead to bankruptcy, which would have a material adverse effect on the company and its investors.

The success of Webstar Technology Group business is dependent on purchasing large parcels of land at favorable prices.

Webstar Technology Group is a capital-intensive operation and requires the purchase of large parcels of land prior to construction. As of the date of this Offering Circular the company has a deposit on its Georgia property for the first of two facilities to be developed. The company does not know whether it will be able to obtain additional properties at acceptable purchase terms that are favorable. Finally, if this Offering does not raise enough capital to purchase the land and begin construction, the company will need to procure external financing for the purchase of the land and/or construction of the facility.

The company may raise more capital and future fundraising rounds could result in dilution.

Webstar Technology Group may need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

Success in the hospitality and entertainment industry is highly unpredictable and there is no guarantee the company’s content will be successful in the market.

The company’s success will depend on the popularity of its hospitality and entertainment facilities. Consumer tastes, trends and preferences frequently change and are notoriously difficult to predict. If the company fails to anticipate future consumer preferences in the hospitality and entertainment business, its business and financial performance will likely suffer. The hospitality and entertainment industries are fiercely competitive. The company may not be able to develop facilities that will become profitable. The company may also invest in facilities that end up losing money. Even if one of its facilities is successful, the company may lose money in others.

Changes in consumer financial condition, leisure tastes and preferences, particularly those affecting the popularity of family resorts, and other social and demographic trends could adversely affect its business. Significant periods of restricted travel or group gatherings, such as Covid-19 or similar circumstances, could result in situations where facilities usage is below historical levels would have a material adverse effect on its business, results of operations and financial condition. If the company cannot attract patrons, retain its existing resident, its financial condition and results of operations could be harmed.

4

The pandemics could have material negative effects on Webstar Technology Groups’ planned operations, including facilities where large groups of people gather in close proximity.

The impact of COVID-19 on companies is well documented. Vaccines have been administered by the states. Webstar Technology Group operates facilities which include restaurants, gathering points and opportunities for large groups of people can gather in close proximity. In the event of another pandemic the Federal Government and local states may institute restrictions which could affect the Company’s operations.

Webstar Technology Group Resorts will implement strict cleaning and sanitizing procedures across each resort. The vaccine distribution program currently ranges from 50% to 80% based on the state. Future variations or mutations of COVID-19 or other pandemic diseases could cause new social restrictions which could affect Webstar Technology Groups’ operations.

Webstar Technology Group operates in a highly competitive market.

Webstar Technology Group plans to operate in a highly competitive market and faces intense competition. Competitors will include Disney, Six Flags, Dollywood, Great Wolf Lodge and other multi-activity resorts. Many of the company’s current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. Competitors may secure better terms from vendors, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment, and marketing.

Further, Webstar Technology Groups’ properties will compete on a local and regional level with restaurants and other business, dining and social clubs. The number and variety of competitors in this business will vary based on the location and setting of each facility. Some facilities may be situated in intensely competitive areas characterized by numerous resorts and family attractions. In addition, in most regions, the competitive landscape is in constant flux as new resorts and other family venues open or expand their amenities. As a result of these characteristics, the supply in a given region may exceed the demand for such facilities, and any increase in the number or quality of resorts and family venues, or the products and services they provide, in such region could significantly impact the ability of the company’s properties to attract and retain members, which could harm their business and results of operations.

Competition in the “alternative venues for recreational pursuits” industry could have a material adverse effect on the company’s business and results of operations.

Webstar Technology Group properties compete on a local and regional level with alternative venues for recreational pursuits. The company’s results of operations could be affected by the availability of, and demand for, alternative venues for recreational pursuits, such as multi-use facilities and other town center venues.

Customer complaints or litigation on behalf of our customers or employees may adversely affect our business, results of operations or financial condition.

The company’s business may be adversely affected by legal or governmental proceedings brought by or on behalf of their residents, customers or employees. Regardless of whether any claims against the company are valid or whether they are liable, claims may be expensive to defend and may divert time and money away from operations and hurt our financial performance. A judgment significantly in excess of their insurance coverage or not covered by insurance could have a material adverse effect on the company’s business, results of operations or financial condition. Also, adverse publicity resulting from these allegations may materially affect the company.

The company’s insurance coverage may not be adequate to cover all possible losses that it could suffer and its insurance costs may increase.

The company has not yet acquired insurance. It may not be able to acquire insurance policies that cover all types of losses and liabilities. Additionally, once the company acquires insurance, there can be no assurance that its insurance will be sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually and the company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it, or other leisure facilities, sustain significant losses or make significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the company’s financial condition or results of operations.

The company may not be able to operate its facilities, or obtain and maintain licenses and permits necessary for such operation, in compliance with laws, regulations and other requirements, which could adversely affect its business, results of operations or financial condition.

Each facility is subject to licensing and regulation by alcoholic beverage control, amusement, health, sanitation, safety, building code and fire agencies in the state, county and/or municipality in which the facility is located.

5

Each facility is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. In some states, the loss of a license for cause with respect to one facility may lead to the loss of licenses at all facilities in that state and could make it more difficult to obtain additional licenses in that state. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each facility, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling and storage and dispensing of alcoholic beverages. The failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew licenses, could have a material adverse effect on operations and the company’s ability to obtain such a license or permit in other locations.

The company may be subject to “dram shop” statutes in states where its facilities may be located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because these cases often seek punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on the company’s business, results of operations or financial condition.

As a result of operating certain entertainment games and attractions, including skill-based games that offer redemption prizes, the company is subject to amusement licensing and regulation by the states, counties and municipalities in which its facilities are to be located. These laws and regulations can vary significantly by state, county, and municipality and, in some jurisdictions, may require the company to modify their business operations or alter the mix of redemption games and simulators that they offer.

Moreover, as more states and local communities implement legalized gambling, the laws and corresponding enabling regulations may also be applicable to the company’s redemption games and regulators may create new licensing requirements, taxes or fees, or restrictions on the various types of redemption games the company offers. Furthermore, other states, counties and municipalities may make changes to existing laws to further regulate legalized gaming and illegal gambling. Adoption of these laws, or adverse interpretation of existing laws, could cause the company to modify its plans for its facilities and if the company creates facilities in these jurisdictions it may be required to alter the mix of games, modify certain games, limit the number of tickets that may be won by a customer from a redemption game, change the mix of prizes that the company may offer or terminate the use of specific games, any of which could adversely affect the company’s operations. If the company fails to comply with such laws and regulations, the company may be subject to various sanctions and/or penalties and fines or may be required to cease operations until it achieves compliance, which could have an adverse effect on the company’s business and financial results.

The company has concentrated its investments in family entertainment, real estate and facilities, which are subject to numerous risks, including the risk that the values of their investments may decline if there is a prolonged downturn in real estate values.

The company’s operations will consist almost entirely of family resorts properties, approximately 30-60 acres in size, that encompass a large amount of real estate holdings. Accordingly, the company is subject to the risks associated with holding real estate investments. A prolonged decline in the popularity of resorts could adversely affect the value of its real estate holdings and could make it difficult to sell facilities or businesses.

The company’s real estate holdings will be subject to risks typically associated with investments in real estate. The investment returns available from equity investments in real estate depend in large part on the amount of income earned, expenses incurred and capital appreciation generated by the related properties. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and time-consuming to expand, modify or renovate older properties. Under eminent domain laws, governments can take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have an adverse impact on our business, financial condition or results of operations.

The company works with national hospitality, hotel and local service providers to create an experience for families. Business risks associated with these providers can affect the company’s operations.

The company’s operations include partnerships with Wyndham Resorts and Choice Hotels to manage and operate the hotel and timeshare operations. The company also plans to partner with local service partners who provide activities based on the resort surroundings. Issues or business risks associated with each of these partner companies could affect the operation of one or more of the company’s resorts.

6

The illiquidity of real estate may make it difficult for the company to dispose of one or more of our properties or negatively affect its ability to profitably sell such properties and access liquidity.

The company may from time to time decide to dispose of one or more of its real estate assets. Because real estate holdings generally, are relatively illiquid, the company may not be able to dispose of one or more real estate assets on a timely basis. In some circumstances, sales may result in investment losses which could adversely affect the company’s financial condition. The illiquidity of its real estate assets could mean that it continues to operate a facility that management has identified for disposition. Failure to dispose of a real estate asset in a timely fashion, or at all, could adversely affect the company’s business, financial condition and results of operations.

The company’s development and growth strategy depend on its ability to fund, develop and open new entertainment venues and operate them profitably.

A key element of the company’s growth strategy is to develop and open family entertainment venues. The company has identified a number of locations for potential future entertainment venues and is still the process of identifying more locations and analyzing the locations. The company’s ability to fund, develop and open these venues on a timely and cost-effective basis, or at all, is dependent on a number of factors, many of which are beyond its control, including but not limited to our ability to:

●	Find quality locations.

●	Reach acceptable agreements regarding the lease or purchase of locations, and comply with our commitments under our lease agreements during the development and construction phases.

●	Comply with applicable zoning, licensing, land use and environmental regulations.

●	Raise or have available an adequate amount of cash or currently available financing and mortgage terms for construction and opening costs.

●	Adequately complete construction for operations.

●	Timely hire, train and retain the skilled management and other employees’ necessary to meet staffing needs.

●	Obtain, for acceptable cost, required permits and approvals, including liquor licenses; and

●	Efficiently manage the amount of time and money used to build and open each new venue.

If the company succeeds in opening family entertainment facilities on a timely and cost-effective basis, the company may nonetheless be unable to attract enough real estate buyers, visitors or customers to these new venues because potential customers may be unfamiliar with its venue or concept, entertainment and other resort options might not appeal to them and the company may face competition from other resorts and leisure venues or governmental regulations at the federal and state levels may restrict travel or group gatherings.

The company’s development and construction of its Georgia facility depends on its ability to obtain favorable construction and mortgage financing.

The company intends to secure both construction and mortgage financing to fund up to 70% of its Georgia resort and plans to use this debt financings to development and construct subsequent facilities. There is no guarantee that the company will be able to obtain financing on favorable terms. In the event that the company is unable to obtain such financing it may limit the company’s ability to effectuate its plans and will increase the costs and expenses of the company, thereby negatively impacting its financial prospects.

Webstar Technology Group depends on a small management team and may need to hire more people to be successful.

The success of Webstar Technology Group will greatly depend on the skills, connections and experiences of the executives, Rick Haynes and Lance Lehr. Webstar Technology Group has not entered into employment agreements with the aforementioned executives. There is no guarantee that the executives will agree to terms and execute employment agreements that are favorable to the company. Should any of them discontinue working for Webstar Technology Group, there is no assurance that the company will continue. Further, there is no assurance that the company will be able to identify, hire and retain the right people for the various key positions.

The company will require a general manager, who has not yet been hired.

Webstar Technology Group is currently performing an executive search for the general manager and operator of Webstar Technology Group. There is no way to be certain that the general manager of Webstar Technology Group, once appointed, will be able to execute the same vision as Webstar Technology Group itself. If an appropriate person is not identified and hired, the company will not succeed and since its performance will depend on that person’s performance, it is possible that other Webstar Technology Group subsidiaries will be more successful than the company.

7

Webstar Technology Group may not be able to protect all of its intellectual property.

Webstar Technology Group, will be using the intellectual property of its parent, including the following trademarks that will be filed: Webstar Technology Group, Webstar Technology Group Family Resorts and Come See the Bear. The profitability of Webstar Technology Group may depend in part on Webstar Technology Group’ ability, to effectively protect its intellectual property and the ability of Webstar Technology Group and, in the future, each of the other subsidiaries to operate without inadvertently infringing on the proprietary rights of others. Any litigation protecting the Webstar Technology Groups’ intellectual property and defending its original content could have a material adverse effect on the business, operating results and financial condition regardless of the outcome of such litigation.

Webstar Technology Group has not yet entered into any master licensing agreements with third party suppliers and Webstar Technology Group has not yet been made a sublicense to the relevant master licensing agreements.

Webstar Technology Group intends to use Wyndham Hotel and Resorts as the operating facilities of all of its subsidiaries. At the current time negotiations are taking place but a final master licensing agreement has not been entered into at this time.

Risks relating to this Offering and our shares

The Offering price has been arbitrarily set by the company.

Webstar Technology Group has set the price of its Common Stock at $7.00 per share. Valuations for companies at Webstar Technology Group stage are purely speculative. The company’s valuation has not been validated by any independent third party and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

The officers of Webstar Technology Group control the company and the company does not currently have any independent directors.

The Founders are currently the company’s controlling shareholders. Moreover, they are the company’s executive officers and directors, through their ownership in Webstar Technology Group. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. The company does not benefit from the advantages of having independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within Webstar Technology Group, and having extra checks and balances to prevent fraud and produce reliable financial reports.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement and claims where the forum selection provision is applicable, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement. Section 27 of the Exchange Act does create exclusive federal jurisdiction over all suits brought to enforce and duty or liability created by the Exchange Act or the rules and regulations thereunder. Section 22 of the Securities Act creates a concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the by the Securities Act or the rules and regulations thereunder.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute, jury trial waiver in connection with claims arising under the state or federal securities laws has not been finally adjudicated by the courts. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the subscription agreement. Investors should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If an investor brings a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, an investor may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by Webstar Technology Group of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

8

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

There is little to no current market for Webstar Technology Groups’ shares.

There is little to no formal marketplace for the resale of our securities. Shares of the company’s Common Stock may eventually be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

Risks Related to Certain Conflicts of Interest

The interests of Webstar Technology Group, Bear Village Asset Holdings – GA, LLC and the company’s other affiliates may conflict with your interests.

The company’s Amended and Restated Certificate of Incorporation, bylaws and Florida law provide company management with broad powers and authority that could result in one or more conflicts of interest between your interests and those of the officers and directors of Webstar Technology Group, Bear Village Asset Holdings – GA, LLC, and the company’s other affiliates. This risk is increased by the affiliated entities being controlled by Webstar Technology Group and all our officers and directors currently have an interest in Webstar Technology Group, through ownership, as an officer or director in Webstar Technology Group contractually or any combination thereof. Potential conflicts of interest include, but are not limited to, the following:

●	Webstar Technology Group and the company’s other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separate from the company, and you will not be entitled to receive or share in any of the profits, return, fees or compensation from any other business owned and operated by the management and their affiliates for their own benefit.

●	The company may engage Webstar Technology Group, or other companies affiliated with Webstar Technology Group to perform services, and determination for the terms of those services will not be conducted at arms’ length negotiations; and

●	The company’s officers and directors are not required to devote all of their time and efforts to the affairs of the company.

9

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Preferred Stock, your interest will be diluted immediately to the extent of the difference between the Offering price per share of our Preferred Stock and the pro forma net tangible book value per share of our Preferred Stock after this Offering.

As of March 31, 2024, the net tangible book value of the Company was a deficit of $4,596,323. Based on the number of shares of Common Stock issued and outstanding as of the date of the offering (401,026,365) that equates to a net tangible book value of approximately ($0.011) per share of Common Stock on a pro forma basis. Based on the total number of shares of Common Stock that would be outstanding assuming full subscription (402,454,936) at total net proceeds of $10,000,000, that equates to approximately $0.013 of tangible net book value per share. The full dilution table based on percentage of the subscription in:

DILUTION TABLE
	25%	50%	75%	100%
Public Price	$7.00	$7.00	$7.00	$.007
Net Tangible Book Valve	-0.01146	-0.01146	-0.01146	-0.01146
Change Net Tangible Book	0.0062	0.0124	0.0186	0.0248
Net Tangible After	-0.0052	0.0010	0.0072	0.0134
Dilution	7.005	7.000	6.993	6.986

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by our current stockholders will have immediately increased by approximately $0.025 without any additional investment on their behalf and the net tangible book value per share for new investors will be immediately diluted by $6.986 per share. These calculations do include the costs of the Offering, and such expenses will not cause further dilution.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most often occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

10

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to number of convertible notes that the company has issued and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

Webstar Technology Group is offering a maximum of 1,428,571 shares of Common Stock on a “best efforts” basis.

The cash price per share of Common Stock is Seven Dollars (USD $7.00).

The company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by Webstar Technology Group in its sole discretion.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Selling Shareholders

No founders will be selling securities into the offering; all net proceeds in this offering will go to Webstar Technology Group.

Piggyback Rights

Existing holders of common stock, convertible preferred shares and convertible notes will be eligible to obtain Piggyback Rights with respect to their ability to remove restrictive legends from their shares and obtain free trading stock.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the company will accept tenders of funds to purchase the shares. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the Offering is open for investment. (NOTE: AT THIS TIME NO “TEST THE WATER” PRESENTATIONS HAVE BEEN MADE, NO PROSPECTIVE INVESTIONS HAVE SUBMITTED INDICATIONS OF INTEREST AND NO PRESENTATION MATERIALS ARE AVAILABLE). We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds transferred from the Escrow Agent is defined as a “Closing.”

11

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision.

If a subscription is rejected, all funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber. Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

The company intends to engage a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The company estimates the aggregate fee due to the transfer agent for the above services to be $35,000 annually.

USE OF PROCEEDS TO ISSUER

The following discussion addresses the use of proceeds from this Offering. The company currently estimates that, at a per share price of Seven Dollars (USD $7.00), the net proceeds from the sale of the 1,428,571 shares of Preferred Stock will likely be $9,110,000 after deducting the estimated offering expenses of approximately $890,000.

The following table breaks down the use of proceeds into different categories under various funding scenarios:

	25%	50%	75%	100%
Gross Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000
Estimated Offering Expenses[1]	$100,000	$200,000	$300,000	$890,000
Net Proceeds[2]	$2,375,000	$4,750,000	$7,125,000	$9,110,000

Overhead - 12 months	$237,500	$475,000	$712,500	$950,000

Land Acquisition, Engineering and Design[3]	$2,137,500	$4,275,000	$6,412,500	$8,160,000

1	Offering Expenses Estimated
2	Short Term Financing Needs will be adjusted in accordance with Net Proceeds. Adjustments will be made to the schedule to prioritize timeshare sales to finance development of the resorts. If timeshare proceeds are not required for development and construction then those proceeds will be used to identify, acquire and construct future projects. timeshare proceeds assumptions and calculations are presented in “THE COMPANY PROPERTIES” below.
3	Traditional financing for construction has not yet been secured. Agreements are pending with CBRE and the land acquisition in Commerce, Georgia.

THE COMPANY’S BUSINESS

WEBSTAR TECHNOLOGY GROUP MISSION STATEMENT

Webstar Technology Group is committed to consistently providing our buyers and guests with a superior experience by presenting a unique atmosphere and world class hospitality in a state of the art, multi-faceted resort community that highlights and promotes the Commerce, Georgia features. By committing to supporting the environment, conservation and the preservation of the earth through education, Webstar Technology Group will enhance the lives of owners, guests and the community through its mission. Webstar Technology Group understands that excellence in customer experience and investor return can only be delivered through excellence in Management, associate training and through becoming an asset to the community.

WEBSTAR TECHNOLOGY GROUP VISION

The mission of Webstar Technology Group resorts is to be the premier destination Hotel & Resort by distinguishing its services not only as unique but above and beyond all other competing resorts.

12

To accomplish this goal, we are committed to hiring the most skilled management company who will in turn ensure our staff will be well trained, friendly and always willing to go above and beyond the call of duty to cater to our guests’ individualized needs. We will place the strongest degree of attention and commitment on service, atmosphere, quality and personal experience.

OVERVIEW

Webstar Technology Group has identified the drive to destination resort market as its primary interest and has focused its efforts on the development of premiere Family Destination Resort featuring Eco-Friendly, Eco-Tourism in conjunction with education in a heavily themed Resort. The initial developments will primarily focus on Georgia, Tennessee, North Carolina and South Carolina. The Company has one resort in development. The first, in Commerce, Georgia, is the furthest in development with water/sewer utilities available to the property and a preliminary master design to be submitted to Banks County in Georgia in the near future. A second proposed property located in Sevier County, Tennessee, is undergoing initial site layout. Additional properties will be acquired as destination resort demographics are evaluated. The goal is to provide family get away resorts from cities and suburb communities within a four or five-hour driving radius of the resorts.

Each resort will be owned and managed by a locally established “Bear Village Asset Holdings - “Location Identifier”, LLC. Strategic partners will own portions of the assets and business within each Resort. The daily operations and general management of the hotel portion of the resorts will be performed by Hybrid Hospitality LLC, working in unison with Bear Village Asset Holdings, and their collective team of industry professionals each with over 20 years in the hospitality industry. Hybrid Hospitality will provide a professional, experienced on-site management team.

Quality family entertainment and experiences is the primary focus of Bear Village Asset Holdings. The construction and commercialization of the proposed resorts is factored into the initial development phase detailed within.

The first resort to be developed is Bear Village – GA will be owned by Bear Village Asset Holdings – GA, LLC, a wholly owned division of Webstar Technology Group which will be situated on approximately 66 acres in Commerce, Georgia. The company’s proposed resort will be designed to provide the type of facilities the current market demands. Situated on the land will be 600 timeshares, 600 room resort hotel, 80,000+ and 150,000+ sq ft. Outdoor and Indoor Water Park, respectively, 65,000+ and 120,000+ Indoor and Outdoor Cart Track and Adventure Centers, respectively, 15,000 Gallon Fresh Water Aquarium, 50,000+ sq. ft. Family Entertainment Center and 20,000+ sq. ft. banquet and conference center. Within the resort facilities will be numerous revenue centers including multiple food and beverage outlets, unique retail outlets, chair lift unique photo opportunities, our unique Family Entertainment Center.

RESORT CONCEPT

Bear Village Asset Holdings LLCs will each construct, own, and operate a mixed-use, unique destination, resorts and condominiums themed primarily around wildlife habitats, mountain ecosystems and waterfront (rivers, lakes and waterfalls) easily accessible to the resort visitors and residents.

Thunder Energy Resorts, will be a place where every moment is crafted to indulge owners and visitors’ senses and create a spirit of adventure. Located in Commerce Georgia, the first Webstar Technology Group Resort offers a diverse range of experiences tailored to engage every type of traveler. This resort concept aims to cater to a wide range of interests and preferences, ensuring that every guest has the opportunity to create their own unique and unforgettable experiences.

The mission of Webstar Technology Group resorts is to be the premier destination Hotel & Resort by distinguishing its services not only as unique but above and beyond all other competing resorts.

To accomplish this Mission, we are committed to hiring the most skilled management company who will in turn ensure our staff will be well trained, friendly and always willing to go above and beyond the call of duty to cater to our guests’ individualized needs. We will place the strongest degree of attention and commitment on service, atmosphere, quality and personal experience.

Each Bear Village Asset Holdings LLC company will construct its own resort, and operate a mixed-use, unique destination, resorts and time-shares themed to highlight the local environment, community and bring new exhilarating experiences that are easily accessible to the resort visitors and residents.

KEYS TO SUCCESS

Based on research, the overwhelming success of Webstar Technology Group will be defined by its appeal and overall ability to service a variety of markets. The independent themed hotel and bear habitat joined with a Family Entertainment Center will primarily target families with children from ages 3-18. The property will primarily target travelers interested in eco-tourism and educational vacations.

13

We believe that our main keys to success include:

●	Ideal location:

	☐	Centrally located near major highways and access roads
	☐	Adjacent to destinations that are already successful and attacks large numbers of families
	☐	Easy access from multiple major roads
	☐	Within a day’s drive of over 23 million people of the United States

●	Creating a “drive to” destination resort:

☐	Providing popular and wide-ranging unique activities
☐	Indoor and outdoor environments for year-round entertainment
☐	Superior lodging accommodations
☐	Ample family activities
☐	Family Friendly Experiences
☐	Unique Lodging Opportunities for education-based tourism and eco-tourism

●	Professionally managed to:

☐	Optimize Occupancy and Rate in each travel segment
☐	Higher weekend demand compared to competition
☐	Aggressive yield rate management program
☐	Provide a consistently superior guest experience
☐	Control costs through superior design and operational supervision

●	Ample Parking & Easy Access

THE WEBSTAR TECHNOLOGY GROUP EXPERIENCE

Webstar Technology Groups’ focus is to create a known experience for its patrons and their families where they can experience a mixture of family activities, dining, adult activities, and eco-friendly exploration. A model for the resorts is Kiawah Island in South Carolina. The significant difference is that Webstar Technology Group focuses on mountain and inland waters to create the experience they desire. By bringing the experience off of the crowded and expensive coastline the resort becomes more affordable to families for vacation homes and extended visits.

Webstar Technology Group has partnered with national and regional industry leaders and experts on this project including: CBRE Valuation and Advisory Services, Wyndham Hotels and Resorts (hotel management and reservations), Greengate Consulting, LLC (EB-5 investment and land use economic analysis), Skyline Engineering & Construction, LLC (cost management & civil engineering), Nelson Worldwide Architects and will team with Legacy Entertainment (design and theming), McGillivary Consulting Group (project cost management), Aquatic Pools and Construction (water park design and construction) once the project is funded and moving forward. The Wyndham Agreement is being amended and therefore, is not included with this filing but the latest communication from the Director of Franchise Development is attached. We are waiting for this Regulation A filing to be accepted.

Common Resort Features:

As a family resort it is important the clients know what to expect and how the resort operates so children are easily managed and entertained while adults can find interesting activities for themselves. Common features include:

●	Full-Service Name Brand Hotel: Webstar Technology Group has recruited Wyndham Hotels and Resorts as a partner hotel service provider for the Georgia and Tennessee resorts.
●	Indoor and Outdoor Water Park: The activity center for the entire family will include indoor and outdoor access, slides, lazy rivers, dry land sprays and open swim areas.
●	Family Entertainment Center: The family entertainment center will consist of electronic activities prizes, movies and restaurant. The Entertainment Center will also offer age-appropriate educational activities for children under 15 to allow adults to enjoy the resort on a different level.
●	Restaurants: As part of the resort a main Village Square consisting of unique restaurants, ice cream and snack areas.
●	Day Trips, Hikes and Outdoor Activities: The resort will partner with local activity centers to promote day trips to attractions, hiking local trails and taking advantage of what the local community offers such as canoeing, boating or skiing.

14

THE COMPANY’S PROPERTIES

PROPERTY 1 - BEAR VILLAGE ASSET HOLDINGS – GA, LLC

BEAR VILLAGE – GA owned and operated by Bear Village Asset Holdings – GA, LLC a wholly owned subsidiary of Webstar Technology Group, is strategically located near wildlife habitats and hiking trails while the resort itself will include:

●	150,000+ and 80,000+ sq. ft. Indoor and Outdoor Water Parks, respectively
●	120,000+ and 65,000+ Indoor and Outdoor Cart Track and Adventure Centers, respectively
●	600 Time Shares Units
●	600 Room Uniquely Themed Hotel
●	Entertainment/Retail Areas
●	Family Oriented Entertainment and Dining
●	50,000+ Family Entertainment Center.
●	20,000+ Banquet and Conference Center

The proposed resort will be constructed in Commerce, Georgia. Centrally located within the Banks County retail areas and adjacent to Interstate 85, the resort will bring much needed family focused experiences to the region.

The resort would be completed as a phased development. Phase I will be developed consisting of 100 timeshares. Phase II will be the development of the resort amenities including the 600-room themed hotel and meeting place, outdoor water park, outdoor kart track, family entertainment center and some retail and restaurants. Phase III would include an indoor water park and kart track, the addition of 500 timeshare units and additional retail/restaurants. The initial Phase I timeshare sales/pre-sales coupled with the Phase II resort amenities will provide the resort project with operational revenue based on revenue estimates of stabilization after year 2 with a 50% occupancy rate where the average regional occupancy rate for hotels and timeshares was 75% to 80% in 2019 based on Georgia (and Tennessee) hospitality and tourism annual numbers. The resort amenities will contain the following: 600 deluxe hotel rooms and suites, a 120,000+ and 65,000+ sq. ft. indoor and outdoor kart track, respectively, which will include a family entertainment facility including an arcade and adventure park, 150,000+ and 80,000+ sq. ft. indoor and outdoor water park, respectively, a 15,000 Gallon Fresh Water Aquarium, themed restaurants, gift shops, retail shopping and other family-oriented entertainment venues.

The “Use of Proceeds” will be utilized for the initial land acquisition, which is estimated to be $5.0M, and initial engineering and design to obtain all permitting for the proposed development. Future rounds of financing and or Offerings are projected to follow once permitting has been secured.

Conceptual Design:

Location:

Map-Radials of 50, 100, 150 and 200 miles around Commerce, Georgia.

15

Georgia Resort Market:

Commerce, Georgia, is located in Banks and Jackson counties located in approximately 60 miles northeast of downtown Atlanta. Located off of I-85 the trip from Atlanta and Greenville/Spartanburg SC are easy drives to escape the city life. Family attractions include:

●	Hurricane Shoals Park. This park includes outdoor play areas, trails, the “Heritage Village”, and the shoals water feature. In September the Park sponsors a BBQ and bluegrass festival.
●	Fort Yargo State Park. An 1,816 acres wildlife park with a 260-acre lake that offers boating, swimming and hiking.
●	State Botanical Garden of Georgia. This garden is a 313 acre preserve set aside by the University of Georgia.
●	University of Georgia. The Bulldog Campus is a short 25 minutes away where families can attend activities and fall SEC football games.
●	Elachee Nature Science Center. The Science Center offers summer camps for children as well as hiking trails, an interactive educational program, biking and a small lake.
●	Lake Lanier and Lake Hartwell. These lakes provide a variety of water-based activities, including boating, fishing, and swimming in the lake’s refreshing waters along with camping, golfing and horseback riding with exceptional views.

FACILITY OVERVIEW

Bear Village, Georgia will feature:

●	600 Room Full-Service Themed Hotel
●	600 Timeshares
●	65,000+ and 120,000+ sq. ft. Indoor and Outdoor Cart Tracks, respectively
●	80,000+ and 150,000+ sq. ft. Indoor and Outdoor Water Parks, respectively
●	50,000+ Family Entertainment Center
●	15,000-gallon aquarium
●	20,000+ sq. ft. Conference and Banquet Center
●	10,000+ sq. ft Themed Restaurants and Specialty Retail

The hotel at Bear Village will feature 600 beautifully appointed themed guest rooms and suites. From an overnight stay, educational field trip, to a family reunion, you will find the hotel perfect for your needs.

The suites will include:

●	Deluxe Rooms and Two Bedroom Units – Each oversized room and suite will be tastefully decorated with uniquely themed touches, designed with the family in mind and constructed with the most durable goods for high occupancy levels.
●	Serta Master Suite King or Queen Beds
●	Terraces with exceptional views (available with some rooms)
●	300 Count Egyptian Cotton Linen Package with overstuffed duvets and A Pillow Towers. The bedding package will be soothing and comfortable. Guests will also have the option of requesting pillows in a variety of firmness levels.
●	Oversized Queen size Sofa Sleepers
●	Upgraded Bathrooms:

○	Deluxe Shower Head and Control Features
○	Lighted Adjustable Makeup Mirrors
○	Larger Granite Vanity Tops

●	Granite Wet Bar Areas with Microwaves & Refrigerators
●	Tech Savvy Room Features –

○	40+” LCD Televisions with front AV inputs
○	RF and Electronic Door Locks
○	I-Pod docking stations at all clock radios
○	Wired and wireless high-speed internet

16

The Hotel will also feature:

●	Full-Service Restaurant – Featuring Upscale Family Friendly Menu
●	Sports Pub
●	Additional Food Kiosks (Coffee Bar, Grab N Go, Dessert Bar etc.)
●	Concierge Desk – Featuring Dream Makers
●	Business Center (a larger business center will be available in the meeting space(s))
●	Laundry and Valet Service
●	GEM Guest Service Program
●	Green Program

Food, Beverage & Catering Production

Located within the resort will be multiple food and beverage outlets. Besides the more traditional full-service restaurant and lounge, there will also be several kiosks that will offer the latest trends in novelty food and drinks. Food and beverage outlets will be strategically located to provide an optimum guest experience while maximizing efforts to consolidate kitchens, storage and operational costs.

Restaurant

Within the themed independent full-service hotel at Bear Village there will be a full-service restaurant. The restaurant will seat 300 in the main dining area with additional seating available at the attached sports bar. Additional seating will be provided seasonally along the terrace. The restaurant will be thoughtfully designed in the theme of the resort. The full-service restaurant will be open for breakfast, lunch and dinner daily. In keeping with the resort’s theme, menus will offer individual entrees as well as family style entrees.

The dinner menu will change seasonally while breakfast and lunch menus will be updated twice a year. The menu will consist of items made from scratch daily by our skilled culinary team. Produce, dairy, meat, and paper will be purchased from local vendors as much as possible. The restaurant will utilize a national food service vendor for a majority of its products.

Guests will have the availability to order room service from the full-service restaurant and lounge.

Sports Bar

The resort’s sports bar will share a common wall with the full-service restaurant. Open early afternoon through late evening the sports bar will also offer the lunch and dinner menus from the adjoining restaurant. The sports bar will then offer a limited late night finger food menu after 10:00 p.m. The sports bar will be heavily themed and offer a variety of specialty drinks served in souvenir glasses and mugs. All specialty drinks will also be available in a non-alcohol version.

The sports bar will offer entertainment weekly. The entertainment will range from acoustic groups to disc jockeys. Multiple video screens will be carefully located to allow for the displaying of various sporting events without affecting the overall ambiance of the lounge.

Family Entertainment Center

●	A wide range of state-of-the-art arcade video games
●	Pool Tables
●	Bowling
●	Shuffleboard
●	Entertainment

The Shoppes at Bear Village

The Shoppes at Bear Village will be a 10,000+ sq. ft. mixed use facility located on the resort’s campus which will include multiple specialty retailers. The upscale feel of The Shoppes at Bear Village will be carried over in the outdoor terrace seating for both the restaurants and the habitat areas.

OPERATIONS

Bear Village will be located in Commerce, Georgia. The individual components of the resort will have varying hours of operation. There will be multiple access points to the resort property. All lodging areas will have secured access via electronic card key locks. Separate parking and service drives will be established for staff parking and deliveries.

All efforts will be focused on creating seamless operations between the individual resort components. All resort staff members will be expertly trained to provide accurate and knowledgeable information about all resort areas. Signage and all printed collateral pieces will also communicate a message of seamless operations.

17

Hours of Operation

The resort’s wide array of attractions and facilities will offer varied hours throughout the year. The operational hours will be carefully determined after taking numerous factors into consideration. Ultimately hours of operation will be tied directly to overall demand.

Hotel

The themed hotel will be open 24 hours a day, 7 days per week. The hotels will operate at close to peak conditions year-round with the highest demand periods typically based around school breaks and conference and convention months.

Family Entertainment Center (FEC)

The FEC will be open 7 days per week 9:00a.m. to 12:00a.m. On Fridays, Saturdays and Holiday periods, the arcade will operate from 9:00a.m. to 12:00a.m. or later if business warrants. Marketing of “lock-in” parties will generate additional business to take place after hours when the FEC is typically closed.

Retail Shopping

The Shoppes at Bear Village will generally be open 10:00 a.m. – 9:00 p.m. Monday through Saturday and 12:00 p.m. – 9:00 p.m. on Sundays. Some shops will be closed on various holidays throughout the year, but leases will be written to ensure that at least some shops are open to Resort guests every day of the year. Shop hours will also generally increase around the Christmas Holiday shopping season and special Center wide sales periods.

Restaurants within the Center will be open 365 days a year and will be required to be open extended hours as needed.

Operating Philosophies – Creating the Best Guest Experience

Today’s guests are more demanding than ever. Guests are well educated and need to feel as they are in control at all times. It is important to realize that it is no longer just about providing excellent guest service, but rather in today’s age it is critical to provide a POSITIVE GUEST EXPERIENCE.

The guest experience starts from the first message a potential guest ever receives regarding Bear Village, through the reservation process, every moment of the physical trip and then the messages received after their trip. A guest experience is all encompassing and never ending. With this in mind, Bear Village is dedicated to providing the ultimate guest experience to every guest during every visit.

Successful operation of Bear Village will be critical in the resort’s ability to be profitable. Enormous care and effort will be placed upon ensuring the highest level of professional “guest obsessed” service is consistently delivered. The direction and leadership provided by Hybrid Hospitality will be paramount in achieving the needed operational success. Planning, organization and execution will be the cornerstones of this success.

Management

A highly skilled “leadership” team will be assembled to provide the day-to-day management and direction of the resort (resort consisting of the hotels, indoor water park and indoor theme park). Individuals chosen for this team must have the necessary skill set and demonstrate the ability to be an effective leader.

The management team will utilize a hands-on approach and will spend the majority of their time directly communicating and interacting with guests and staff alike. The executive level managers will inspire line level managers to be true leaders by acting as: manager, psychologist and cheerleader all at the same time. Hybrid Hospitality will provide the necessary leadership to ensure that the onsite team makes decisions that lead to positive actions, act as role models for saving time and money, demonstrate a consistent delivery of the “guest obsessed” service model and how to understand people’s motivation and how to melt resistance.

The management organizational chart includes an overall Resort General and Assistant Manager. These key individuals are directly responsible for mentoring and monitoring the performance of all other managers as well as reporting to Hybrid Hospitality.

Client Interactions

Guest Obsessed Service:

Bear Village will be known for its ability to transport guests to a world away not only because of the visual environment and the facilities but also because of the guest obsessed service that they receive from every staff member each and every day. The guest obsessed philosophy is deeply rooted in the sincere belief that each and all staff member’s paychecks are signed by the guests. The guest obsessed service philosophy is a culture that is implemented through orientation and training and carried on every day through monitoring and coaching.

18

Each member is an equally important link in the guest obsessed culture. Even staff members who may rarely see a guest are trained and constantly coached on their importance to the overall guest experience.

Continuous Improvement – Guest Experience Based:

Even before Bear Village opens, a continuous improvement team will be implemented to ensure processes and procedures are followed in day-to-day operations. The Guest Experience Improvement Team constantly evaluates the feedback from surveys and guest relations issues to strive for a better process tomorrow. Teams will be comprised of staff and management at each resort component.

Bear Village will never rest on the World Class Reputation that it will earn during opening. Instead, the Guest Experience Improvement Team will meet biweekly to determine the “dirty dozen” of guest service issues and or concerns. The team will submit to the resort management a plan of action to remove each item from the “dirty dozen”.

Human Resources and Training Philosophies

The fundamental philosophy of the human resources team at the resort is; if you take care of your associates, they will take care of your guests. With that in mind a comprehensive human resources program will be developed and implemented. An emphasis will be placed on proper recruitment, training and retention. Focusing on these areas of human resources will allow the resort to develop a seasoned team of staff members that can provide the “Guest Obsessed” approach to seamless operations.

Potential candidates for staffing positions will go through a series of behavioral interviews designed to examine how a candidate will react in certain situations. All candidates will then have to successfully attend an associate orientation program before position specific training.

Training programs will include initial position specific training, ongoing teachable moments and the Hospitality Spirit programs. The management team will ensure that the four-step training method is utilized in all training programs.

Besides hourly training programs, the management team will receive ongoing training on a monthly and quarterly basis. The members of the management team will receive training on time management, how to train, critical decision processes, resolving conflicts and much more.

Retention programs will be developed to increase the “buy in” each associate and manager has with the resort. Staff members will receive unique “perks” in addition to their hourly wage or salary. Perks will include: free or reduced use of all resort activities, intramural athletic leagues, and company sponsored family activities, scholarship programs, semiannual resort-wide celebrations and much more.

Prior to opening a friends and family series of “dry runs” will take place in all operational areas to provide real practical experience to the opening staff. Staffing levels during the opening period of the resort will be intentionally higher to ensure the level of desired services for our initial resort guests.

Employees: Actors on a Stage

The development of the resort will provide careers with advancement opportunities for many local residents. It is anticipated, when fully operational, Bear Village will have four hundred (400) full and part time associates in different departments of the resort.

We will be an equal opportunity employer and our criteria for employment will encompass the skills and attitude needed to provide a family friendly environment. Our staff will be chosen based upon our history of hiring staff that always strive to consistently “live” the experience we are striving to provide.

All employees will be hired under strict hiring guidelines that select candidates who demonstrate the proper skill sets needed to deliver a superior guest experience. Employees will be orientated and trained in programs that educate them to the importance of the “show” experience and that they are truly “actors” on a large stage producing memories in everything that they say or do.

19

Continuous Improvement - Employer/Employee Based

Bear Village will be recognized locally, regionally and within the nation as an employer of choice. The complex will operate under the guiding rule that “If you take care of your staff, your staff will take care of your guests”. A committee of employees representing the entire resort will be established to chart a course of continuous improvement for Bear Village as an employer.

The Employee Continuous Improvement committee will set forth an agenda that addresses concerns from fellow employees in regards to safety, security, fair working practices and how to build a better culture for overall morale. Members on this team will meet biweekly and will serve on the committee for no longer than four months.

Hotel Operating Philosophies

Bear Village will include an independent themed hotel. The hotels will be managed to consistently exceed the guest’s expectations. The hotels will operate as such to provide resort guests with a seamless experience.

The success of the hotels will be defined by the ability to provide a rewarding experience through a clean, well-maintained room and the delivery of professional “guest obsessed” service and amenities. The hotel management team will motivate and manage a staff of professionals that will strive to consistently provide all of these.

Upon arrival a guest’s last name will be obtained through a warm greeting. Then at every occasion each guest will be respectfully addressed by their last name. Every staff member will receive ongoing training promoting the Bear Village “Guest Obsessed” service approach. Specific service programs will be written and executed by department (example: The front desk agents will provide several dining options and offer to make reservations to all arriving guests. Housekeepers will be trained to provide a different “special touch” item to a stay over room each day).

Cleanliness and upkeep of the rooms is the other ingredient to the successful operations of the hotels. During the planning and design phase careful consideration will be given to using finishes and case good that will provide a durable product that will maintain its luster for years to come.

Profitability will be maximized through the combination of well executed sales and marketing plan, an aggressive yield management strategy and the daily monitoring of all controllable expenses.

Maintenance Operating Philosophies

Extensive preventative maintenance schedules will be established prior to opening. This will allow for safe operations as well as to ensure that all equipment and attractions will reach their useable life span. Keeping equipment in pristine operating condition will assist in producing a positive guest experience as well as reduce long term maintenance operating costs.

Energy Operating Philosophies

As energy costs continue to rise, it will be critical for constant monitoring of energy costs, usage, and analyze for areas to reduce and or conserve. Annual audits will be performed to provide an accurate assessment of the results of all conservation efforts.

Equipment will be maintained in optimal condition to not only ensure the life expectancy of the product but to achieve the optimal level of performance from same.

Procedures will be developed to ensure that equipment and facilities operate under

PROPERTY 2 – BEAR VILLAGE ASSET HOLDINGS – TN, LLC

The future development of this property will proceed substantially identical to the description of the Georgia facility.

Bear Village would be strategically located near wildlife habitats, the Smokey Mountains and hiking trails while the resort itself includes:

●	Indoor and Outdoor Water Parks
●	Indoor and Outdoor Adventure Parks
●	Timeshares
●	Uniquely Themed Hotel
●	Entertainment/Retail Areas
●	Family Oriented Entertainment and Dining
●	Family Entertainment Center.

20

The major difference between the Georgia and Tennessee Bear Village projects will be providing our guests with a superior experience by presenting a unique atmosphere and world class hospitality that highlights and promotes the natural wonders of the Smokey Mountains by supporting the environment, conservation and the preservation of Bear and Bear Habitat through education.

The proposed resort will be constructed near downtown Pigeon Forge, Tennessee. With a central location within the Sevier County tourism area, the resort would bring much needed family focused experiences to the region. The proposed location would be ideally located near major intersections in Pigeon Forge and near the Dollywood theme park, which serves as a major destination area and tourism center for the region. Pigeon Forge receives over 11 million visitors per year.

Location: Map Radials of 50, 100, 150 and 200 miles around Pigeon Forge, Tennessee.

Map – Local Area in Pigeon Forge, Tennessee.

Both the State of Tennessee and Sevier County have experienced consistent growth in the leisure tourism sector over the past several years. The area has emerged as a significant tourist destination and boasts a strong infrastructure that further supports the growth of the industry. Overall, the tourism outlook is highly positive. Based on our analysis of the area, the market bodes well for the development of a destination resort.

Tennessee Resort Market

Sevier County is located in eastern Tennessee, approximately 26 miles southeast of Knoxville. Located off of exit 407 off Interstate 40 and bounded by mountains and waterways, Sevier County is known as the “Gateway” to the Great Smoky Mountains National Park. With the cities of Sevierville, Pigeon Forge and Pigeon Forge surging with growth and development, Sevier County has become a major tourist destination boasting flourishing attractions, entertainment and hospitality venues.

The area has steadily grown over the past 20 years to become a major tourist destination.

MARKET OPPORTUNITY

The increasing popularity of destination resorts is most clearly demonstrated by the indoor water park industry. This success of the destination resort business is typified by the indoor water park concept’s success in the Wisconsin Dells, Wisconsin area. A study of the Dells’ lodging industry reveals that 18 resort/hotels with indoor water parks account for 85 percent of the market room revenue, while 44 hotels/properties without indoor water features account for the remaining 15 percent. As a group, the indoor/outdoor water park resort/hotels in the Dells had a combined occupancy rate approximately 27 percent higher than the rates of the other 44 hotels/properties. In addition, the average room rate was almost $70/room per night higher for those resort/hotels associated with water parks as opposed to those without a water park. Given this performance and success within the Dells, it is little wonder that the concept is proliferating throughout the country at an astonishing rate.

The success of the Dells is transferable and repeatable in other markets where several key components exist. These include regional population totals, numbers of households, families with children under the age of 14, household incomes, and, of course, the mix of visitors to each market (including business travelers, meeting attendees, touring social groups, and leisure travelers). Each market needs to be analyzed in-depth to measure the demand for a destination resort.

Our Resort’s location is ideally suited to service multiple travel segments year-round. The Resort’s location is in the heart of a rapidly developing tourist region that is experiencing growth.

21

Travel trends continue to quickly change. The increasing costs of living and transportation have created increased demand for entertainment, activities and travel options closer to home. Bear Village will benefit from the ability to provide the optimum environment for a “Staycation”. Every visitor to the resort will have the opportunity to take part and engage in daily activities that are designed to create a “cruise ship” on land environment.

With an opening date of Summer-2026, our resort will be the first indoor eco and education focused resort currently planned or open in region. We expect that our forward thinking and development of one of the most unique resorts in the country will create a considerable deterrent to entry for other competitors. We also believe that the regional market characteristics and the number and demographics of the tourists to the area ensures the resort’s success and long-term sustainability.

Bear Village will be developed as a mixed-use facility which will include an independent full-service hotel, Indoor Water Park, Family Entertainment Center, and unique Restaurants. It will be a unique drive-to destination resort dependent on providing quality guest experiences through genuine hospitality and an exciting facility that will feature an array of attractions and family activities.

The resort has been masterfully programmed to provide numerous leisure demand generators within the master plan to provide adequate four-season weekend occupancy to enhance the existing weekday business demand. Designing a successful resort requires carefully-planned facilities with appropriate attractions and revenue centers presented in a themed environment that encourages repeat business. Bear Village will be successful by its ability to attract the group business during the week and the leisure traveler over the weekend.

Guests at drive-to destination resorts tend to include a higher number of occupants per room, stay a greater average number of nights, spending a greater average daily rate and achieving higher per capita spending while at the property. Through proper yield and rate management the resort can optimize its bottom line.

The overall layout of the resort will create a breathtaking environment for the whole family. It will contain creative designs, a conceptual theme, interactive activities, exciting vistas, and educational opportunities in all areas.

In addition, COVID19 changed the manner in which family’s vacation. Crowded planes, airports and other opportunities to violate social distancing protocols may limit the distance families will travel and the manner in which they travel. A diversified resort, within a reasonable drive from home, will present a low group interaction, high family interaction opportunity. Bear Village will implement strict cleaning and sanitizing procedures across the resort to assure our guests of an exceptional experience.

COVID19 also increased costs making visiting the typical destinations of Florida and California very expensive for average families, and more and more are traveling within a day’s drive for their vacation/recreational needs. This clear trend toward regional travel allows busy, hard-working American families to make more frequent trips of shorter durations, providing a needed break from the routine without breaking the bank. Key to this trend are resort destination locations that offer additional activities for the family. Destination Resorts with unique offerings fill this need. Additionally, Bear Village resort’s offer the market a unique offering that compliments the elements that already make Commerce, Georgia and Pigeon Forge, Tennessee and similar locations tourist vacation destinations.

Capitalizing on these conditions, destination hotels/resorts with unique characteristics such as indoor/outdoor water parks, wildlife immersion and natural ecosystems are growing at a rate of 23% to 29% annually, in contrast to the 1.2% growth in the overall hotel industry room supply during 2004 and the expected increase of 1.3% in 2005. In 2000, there were only 18 water park destination resorts in the United States. In 2003, 79 were open nationwide, with 18 new or expansion projects scheduled to open during 2005/6 and this number will grow to over 150 by the beginning of 2008. Bear Village is perfectly positioned to capitalize on the learning’s from the Destination Resort industry and create a unique resort that will drive guest visits through interactive learning, environmentalism, and wildlife exposure in a highly themed environment.

COMPETITIVE ADVANTAGE

Webstar Technology Groups’ Bear Village will have numerous advantages over the competition. The facilities will be developed with many unique and entertaining features.

The resort’s location is central to a very large population and several major metropolitan areas. According to Stats America, there are over 23 million residents located within 200 miles of the Commerce, Georgia resort proposed location as of 2022.

Another competitive advantage will be the unique combination of family entertainment elements that the resort will have to offer. Webstar Technology Group will provide many options for families and adults that do not exist at other resorts within a 200-mile radius. Combining all of the features of the resort, a typical guest will find that their entire vacation can be spent at our resort. All-inclusive packages will be marketed and sold to guests who want the ability to enjoy a variety of experiences while remaining centrally located in comfortable surroundings.

22

Finally, one of the most important competitive advantages will be the focus on “Guest Obsessed Service”. The management and staff at Webstar Technology Group will be carefully chosen and receive exhaustive training in all aspects of “Guest Obsessed Service”, providing the best guest experience possible.

COMPETITORS

Webstar Technology Group opening will provide a substantial barrier to entry, however our long-term success will be dependent upon our competitive advantage of operating a world class resort catering to today’s modern family and offering unsurpassed guest service.

When Bear Village opens, our resort will be the first Indoor and Outdoor Water park resort in combination with other unique extreme adventure and sports activities currently planned to open in the Commerce, Georgia and surrounding areas. We expect that our forward thinking and development of one of the most unique resorts in the country will create a considerable deterrent to entry for other competitors. We also believe that the regional market characteristics and the number and demographics of the tourists to the area ensure the resort’s success and long-term sustainability.

Webstar Technology Group will contain program elements and features that will uniquely position the resort within the region. As mentioned, numerous times throughout this offering, the combination of the resort with the FEC and Water Park provide for numerous competitive advantages.

MARKETING PLAN

TARGET DEMOGRAPHICS

Leisure travelers with teenage children will account for the majority of the guests attending the resort.

Family - This segment will primarily come from within a one to three -hour drive of the resort. This segment will attend heavily anytime school is not in session.

Groups - This large segment will consist of a variety of sub segments.

Leisure Market including: School/Educational, Church, Girl and Boy Scouts and other social, neighborhood and family groups. This segment of customers will also primarily come from within a three-hour drive of the Resort. This segment will provide business throughout most of the year.

Religious and Group Outings - The resort will benefit tremendously from the current city-wide event that already occurs in Sevier County. Churches and individuals will book rooms for stays during tournaments, camps and for other events.

Couples/Singles – A smaller segment that can provide for additional business during shoulder days and seasons.

Extended Stay Corporate – The resort will actively market to this segment which comes from guests staying more than 3 consecutive nights.

REVENUE OPPORTUNITIES

Within each segment listed above will be opportunities to drive revenues through a variety of visitation opportunities. These include:

Overnight Resort Packages – Packages will include accommodations and participation in the Adventure Experience. This group may also include meeting, conference and social event resort guests who wish to have VIP access included in their rates.

Overnight Resort Guests – Individuals and groups who utilize resort accommodations but do not have the Adventure Experience access included in their rate. This group will also include meeting, conference and social event guests not wishing to utilize the water park.

Day Pass Visitors – Day pass visitors are guests who buy admission to the Adventure Experience, but do not spend the night at the Resort. This group will consist mostly of tourists staying within a 30-minute drive of the Resort.

Day Pass Group/Party Visitors – This group comprises: birthday parties, church groups, girl and boy scouts, after hour social events and many others. Guests in this category will spend anywhere from several hours to an entire day in the habitat(s) and they primarily travel up to three hours.

Corporate Transient – Guests within this category typically will book their own reservations without benefiting from an outside sales effort. This group will include advance bookings and walk in traffic.

23

Corporate Group/Sales – Guests within this category typically are booked through the effort of the sales department. Guests within this group come from locally negotiated rates and through singular group bookings.

Banquet Business – Weddings, reunions, holiday parties and other social type banquets will generate business that may or may not include room nights.

Church & Education Related Bookings – Business from this complex segment include; individuals/teams participating in educational programs, individuals/groups participating in ecotourism taking place at the habitat, individuals/teams in the region for tournaments/activities at other facilities.

ADVERTISING/COMMUNICATION PLAN

Hybrid Hospitality will retain a Marketing Public Relations Firm to establish a unique and appealing brand image to set us apart from our competitors. Hybrid Hospitality will develop a marketing communications program that will generate heavy promotional exposure during the soft and grand opening phases using a combination of earned media publicity, paid advertising, direct marketing and special events. After the initial opening, a sustaining, more modest marketing campaign will be employed to continue ongoing promotions in order to maintain top-of-mind awareness among the community. Marketing objectives will be tracked, reviewed, evaluated and modified, if necessary, on a quarterly basis to ensure efficiency and accuracy.

Webstar Technology Group guests are often “just looking” when they call the reservation center. From the moment the call is answered the caller wants to be catered to. They expect knowledgeable friendly agents that begin to create a memory and set the tone for the upcoming visit. Our most important advertising will begin after our first guests experience the service, atmosphere, quality, and excitement and return home telling their friends, family and co-workers. Our promotions will focus on delivering a message of “Every guest is a very special guest.” Staff will be trained to recognize and greet customers as they arrive and throughout their stay with the Webstar Technology Group Spirit Program.

Word of Mouth Advertising – Word of mouth advertising will account for over 50% of the calls generated to the reservation center. Excellent word of mouth advertising will be generated from the results of operational superiority. A myriad of printed collateral pieces will be available to our guests knowing that they will take the literature home to share with others.

Direct Mail – The marketing effort that will generate the highest percentage of return on investment will come from expertly produced and well-placed direct mail postcards and letters. Different direct mail pieces will be produced and directed at targeted audiences.

Broadcast / Print – A deliberate balance of print and broadcast marketing efforts will be used to initially create and build the resort’s image and presence. Later efforts will provide for the consistent reinforcement of the same.

E-Media – A user friendly and entertaining website will be created and maintained. This marketing tool will be utilized by many different market segments and will provide invaluable information to all guests.

Electronic messaging will also be used to deliver “email” blasts that quickly reach a targeted customer base with offers and specials. This marketing tool can quickly build business on slower or shoulder days and weeks.

Direct Sales Efforts – A team of sales professionals will be assembled for the task of direct sales/marketing to groups of all sizes. (See section 5.2)

The sales / marketing team will take part in weekly meetings between the on-site staff and the management company. During the weekly meetings sales forecasts, call and productivity reports and the marketing calendar will be reviewed. Adjustments will be made and future promotions/campaigns developed.

DIRECT SALES STRATEGY

Webstar Technology Groups’ direct sales efforts will be a combination of inside and outside sales. The resort will have a Director of Sales located on site who will oversee the daily operations of the sales and marketing efforts as well as the reservation center.

Weekly meetings will take place to monitor the success and performance of the sales team and its efforts. Adjustments to the sales efforts and long-term marketing strategy will develop as a result of these meetings. The weekly meetings will include a representative from the management company. The additional leadership provided will benefit the entire sales team.

24

The sales force will have individuals responsible for soliciting and booking business from different target segments. Sales positions will include:

Corporate/Business Group	Corporate/Business Extended Stay
Meeting/Banquet	Social Group
Birthday/Group	Motorcoach/Church

Direct outside sales efforts will target companies and groups. Solicitation will take place offering all the components of the resort a la carte and in packages. The outside sales staff will also make presentations and attend relevant trade shows.

Forecasts will be generated at the corporate level and a revenue management strategy will be constantly updated and monitored for performance. All efforts will be placed on building a daily base business and then capturing the highest rates possible.

The inside sales efforts will include the aforementioned positions receiving leads through contacts made directly to the property. A follow up and trace system will assist in generating repeat business.

Another component of the resort’s sales strategy will be the efficient operation of the on-site reservation center. Supervised by the reservation manager, the call center will receive calls from guests wanting to book some type of business at the resort. Calls coming into the reservation center are crucial to the success of the resort. Achieving a higher than industry standard conversion ratio will be a result of carefully selecting and successfully training a dedicated reservation center staff.

The call center will book business at most of the resort’s revenue centers and will be responsible for offering upgraded packages to each caller. Packages pre-sold to future guests will provide a positive contribution to the per capita spending that takes place at the resort.

CATERING SALES

Where You Need to Be

Webstar Technology Group is conveniently located just a short drive from numerous major corporations, universities and commercial areas. The resort is easily accessible to major metropolitan markets such as Atlanta, Georgia. The unique blend of mixed-use features at the resort will make the resort a premier destination draw for: conferences, meetings and social functions from the entire region.

Where You Want to Be

After a full day of meetings or celebrating with family and friends, you can spend the night enjoying the wonderful facilities at the connected hotels. The resort’s facilities include restaurants, lounge, retail and mountain top dining, and much more all located within the resort grounds. Attendees can fit a little rest and recreation into their schedule and find themselves close to anything they can think of. Located just minutes from a variety of other tourist destinations, the resort is a perfect vacation destination.

Reservation Center Sales/Marketing

Webstar Technology Group will have an independent reservation center located within the resort complex. The staff will be employed by the resort and professionally trained in marketing and selling the amenities and packages of the resort. Reservation center staff will employ the “Guest Obsessed” Service philosophy in up-selling packages to perspective guests.

The importance of the reservations department is highly critical to the overall success of the project. Reservation agents are primarily the start of the guest experience cycle. They must be well trained in “painting a highly desirable picture” to each and every caller and then finding what motivates each caller to make a reservation. Reservation agents are constantly monitored for quality assurance as well as for ongoing training purposes.

The art of rate yield management is typically conducted by the reservation center manager who is closely monitored by the resort manager and their Hybrid Hospitality project manager. Weekly calls are conducted to monitor the progress of occupancy and average daily rate maximization.

The potential for profitability is further realized from the maximization when reservationists sell upgraded packages on top of their rack rate package. Upgrades will include additional amenities and attractions that add perceived value to the guest while providing additional guaranteed revenues from realized and unrealized sources.

25

CONFLICTS OF INTEREST

We are not aware of any conflicts of interest between the founders of Webstar Technology Group and the founders. Potential sources of conflicts are discussed below.

General

At the current time management contracts do not have conflicts in the operation of the Company.

Allocation of Our Affiliates’ Time

Webstar Technology Group relies on their executive officers and other professionals who act on behalf of Webstar Technology Group, for the day-to-day operation of our business.

As a result of the executives competing responsibilities, their obligations to other investors and the fact that they will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time to Webstar Technology Group and other entities and other business activities in which they are involved. However, the company believes that the executive officers and investment professionals have sufficient depth to fully discharge their responsibilities to the company and the other entities for which they work. The long-term plan is for the executives to resign from their other operations and dedicate their time to Webstar Technology Group.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes information from the audited financial statements for the period ending December 31, 2023 and unaudited financials for the period ending March 31, 2024, and should be read in conjunction with our financial statements, subsequent events and the related notes included in this Offering Circular. Audited financials are be completed in accordance with the Regulation A requirements and have been filed with the SEC through the EDGAR System.

The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Webstar Technology Group is an OTC Markets listed company (OTCQB: WBSR) and is fully PCAOB audited. The current ownership group purchased controlling interest in the company on June 25, 2024. The Company is up to date on filing will continue to file its Annual and Quarterly reports with PCAOB audit review.

Results of Operations

The current ownership has taken over the prior management and reviewed all financials and updated all the filings.

As a result of the foregoing, the Company generated a net loss of $914,800 on December 31, 2023 with accumulated losses of $43,137,416. For the 3-month period ending March 31, 2024, the company generated a net loss of $224,941 with accumulated losses of $43,362,357.

26

Subsequent to the March 31, 2024 Quarterly Report, the Company sold its software, Gigabyte Slayer and Warp-G to Webnet Technologies Group, Inc., Wyoming company, a controlled by Webstar’s former controlling stockholder and CEO, and in exchange Webnet assumed the accumulated salaries and related expenses of Webstar of $3,237,600 and agreed to a cash payment of $22,871.. The Company also transferred contracts to Electrical Compression and Optimization (“ECO”) of Wyoming in exchange for ECO shares that will be distributed directly to Webstar’s stockholders. Lastly, the Company settled debt of accrued interest – related party and Due to stockholder which totaled $348,221 in exchange for 34,822,100 common shares. As of the last date of operations prior to the change of control the balance sheet and after considering the post March 31, 2024 transactions discussed above was as follows:

Webstar Technology Group, Inc.

Condensed Balance Sheets

	March 31, 2024 (Unaudited)	June 25, 2024 (Unaudited)
ASSETS
Current assets
Cash and Receivables	$170	$22,871
Prepaid expenses	12,199	0
Total current assets	$12,369	$22,871

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$22,871	$22,871
Accrued salaries and related expenses	3,237,600	0
Accrued interest – related party	63,989	0
Due to stockholder	284,232	0
Convertible note payable – related party	1,000,000	1,000,000
Total current liabilities	$4,608,692	$1,022,871

Commitments and contingences (Note 5)

Stockholders’ deficit
Preferred stock, $0.0001 par value; Authorized 1,000,000 shares; 1,000 designated Series A Preferred, 1,000 issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value; Authorized 300,000,000 shares; 158,271,000 issued and outstanding as of March 31, 2024 and 201,057,278 issued and outstanding as of June 30, 2024	15,827	20,106
Additional paid-in-capital	38,750,207	38,750,207
Accumulated deficit	(43,362,357)	(39,770,313)
Total stockholders’ deficit	(4,596,323)	(1,000,000)

Total liabilities and stockholders’ deficit	$12,369	$22,871

Monthly Operating Expenses

At the commencement of this Offering, Webstar Technology Group will be responsible for all of its monthly operating expenses.

All monthly expenses will be reported quarterly. Monthly operating expenses include the following:

●	salaries and benefits,

●	compensation to contractors,

●	expenses related to local marketing, promotion and public relations,

●	travel,

●	legal and accounting, and

●	insurance and technology.

Plan of Operation

Upon completion of this Offering, the company intends to fund developments with the proceeds from this Offering and use strategic acquisition of property for development of resorts and other income producing assets.

Upon completion of this Offering, the company intends to fund operations with the proceeds from this Offering and use mortgage financing to advance the purchase of the land, construction of the facility, design of the facility, use of architects, and hiring of employees. Approximate costs for each stage of developing a facility are as follows:

●	purchase the land to be $5,000,000

●	initial architectural design and engineering costs: up to $3,160,000

●	employee related expenses: up to $950,000

27

As of March 31, 2024, the company is currently in the beginning stages of developing and obtaining permits from local authorities for the Georgia location. The company intends to finance the purchase of the land from proceeds of this Offering.

Over the next 12 months, the company plans to do the following:

●	Finalize acquisition of the land.

●	Negotiate and execute mortgage financing for approved segments of the development and construction.

●	Finalize site and building design per the overall Webstar Technology Group concept design.

●	Apply for and receive building permits.

●	Execute a general contracting agreement.

●	Break ground on the Georgia facility in the Spring of 2025.

●	Hire a general manager / operator and team to run the first Southeastern facility.

●	Acquire necessary permits to construct, finish, serve food and beverage and equip the facilities, as applicable.

●	Engage architects, engineers and general contractors for the overall development and construction of the facility.

Within 12 months after the approval of this Offering, the company intends to do the following:

●	Oversee and manage the construction, finish, equipping and staffing of the Southeastern location in order to commence operations.

●	Acquire necessary permits to construct, finish, serve food and beverage and equip the facilities, as applicable.

Liquidity and Capital Resources

As of March 31, 2024, the company’s cash on hand was $170. Currently, the company is not generating a profit but it is actively engaged in development operations focuses on the family resort development. Accordingly, since inception Webstar Technology Group has relied upon the cash advances from its prior shareholder Webstar Technology Group and management. The company plans to continue to try to raise additional capital through additional offerings and mortgage financing. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Indebtedness

●	On The company has a $1,000,000 convertible note outstanding.

28

SHAREHOLDERS, DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The table below sets forth the directors of the company.

Name	Position	Age	Term of Office (If indefinite give date of appointment)
Ricardo Haynes	Director, Chairman	55	Indefinite - June 25, 2024
Marilyn Karpoff	Independent Director	56	Indefinite - June 25, 2024
Gordon Clinkscale	Independent Director	63	Indefinite - June 25, 2024

OTCQB requires independent directors

The table below sets forth the officers of Webstar Technology Group.

Name	Position	Age	Term of Office (If indefinite give date of appointment)
Eric Collins	President	57	Indefinite - June 25, 2024
Ricardo Haynes	CEO	55	Indefinite - June 25, 2024
Lance Lehr	COO	56	Indefinite - June 25, 2024
Adrienne Anderson	CFO	46	Indefinite - June 25, 2024
Donald R. Keer	Attorney, Secretary, Treasury	63	Indefinite - June 25, 2024

Biographies

Mr. Ricardo Haynes, Chairman/CEO

Highly accomplished business development executive with more than 20 years of experience in producing exponential revenue growth, cultivating enduring relationships within the hospitality and financial industry. Worked for Marriot Corporation for over 15 years in property development, licensing and investment. He also operated in the financial industry providing corporate bond placement and project financing that includes commercial real estate sales and loan origination with regional and nationally based lending institutions.

Ms. Marilyn Karpoff, Independent Director

Ms. Karpoff has over 40 years of real estate experience and is licensed broker in New York and New Jersey. Marilyn’s diverse background includes positions as mortgage manager at Saxon capital, Director of acquisitions for New Plan a highly respected real estate investment trust; As a commercial broker selling preconstruction, office buildings, apartment buildings, shopping centres, hospitality, as well as managing development as an exclusive broker for storage USA and extra space. One of the founders of Women in Retail Real Estate (WIRRE), she is considered a retail residential and storage expert. She recently began working with Trinity capital a prominent real estate investment and advisory firm renowned for its comprehensive real estate sector. Marilyn is also a licensed speech pathologist and has worked with the deaf and special needs children in New York City public schools,

Mr. Gordon Clinkscale, Independent Director

Mr. Clinkscale has over 40 years executive leadership and customer engagement in enterprise information technology. Gordon’s experience includes Chief Project Officer where he implemented strategic operations innovation, addition of business lines, implementing cybersecurity programs and developing partnerships with NASA, The Centers for Medicaid and Medicare Services and the Pennsylvania Department of Human Serivces. Over the past 5 years he has worked with InspiriTec as the Chief Project Officer.

Mr. Eric Collins – President

Mr. Collins is a well-polished leader with over 39 years in project management experience specializing in logistics planning for the U.S. Air Force, Special Operation Forces Division where he was responsible for oversight, coordination and execution of operational cost efficiencies of funds, time, material and facilities to resolve problems and issues in support and maintenance programs. He has also worked for Top Flight Development Group Inc. in Atlanta, GA buying and selling property for residential development.

29

Mr. Lance L. Lehr – Chief Operations Officer

Mr. Lehr has 25 years of senior management experience in the Hospitality Industry. He has worked at the senior most level of projects ranging from Ski Area’s with Hotel, Condo, F&B and Adventure Parks to Indoor Water Park Resorts development and operations. Mr. Lehr serves as a senior advisor to one POS, a hospitality technology leader and has developed numerous independent companies and concepts. His entrepreneurial management style of leadership empowers associates and holds them accountable for high level performance.

Mr. Donald R. Keer, P.E., ESQ. – Secretary/Corporate Attorney

Mr. Keer is an attorney and a professional engineer who spent the first half of his career as a construction project manager working for Fluor Corporation and then local developers in New Jersey and Pennsylvania. For the past 25 years, Mr. Keer has represented business clients working on construction projects, real estate development, mergers and acquisitions and publicly traded companies to ensure their businesses and construction projects move forward in a timely manner. He is a sole practitioner and has had his own law practice for 25 years.

Ms. Adrienne Anderson, Chief Financial Officer (transitional)

Ms. Anderson is a certified public accountant who spent over twenty years auditing both private and public companies. She spent the last several years as an auditor focused on financial statement audits under Public Company Accounting Oversight Board auditing standards for SEC reporting companies. In June 2023, Ms. Anderson launched Anderson Accounting and Consulting, LLC. A consulting firm that focuses on assisting public companies or private companies looking to “go public” with financial reporting, technical accounting matters, complex debt and equity transactions, preparing for financial statement audits and preparing annual and quarterly reports to comply with SEC regulations. The focus of her firm is to help clients create efficiencies in the financial reporting process and external audit process as a consultant or external chief financial officer. Prior to that, Ms. Anderson was an audit partner at a PCAOB registered public accounting firm located in Palm Beach Gardens, Florida where she focused her practice on accounting, auditing, attest and review services, specializing in working with emerging growth and high growth technology, manufacturers, distributors and service companies, as well as government contractors, both SEC registrants and private companies. From October 2014 to December 2018, she was with Withum, Smith + Brown, a large regional CPA firm, having been promoted to partner of the firm in July 2017. Ms. Anderson earned a Bachelor of Science in Accounting

Corporate Partners

CBRE Hotels/Valuation, Advisory Services

CBRE Hotels/Valuation, Advisory Services is a full-service hospitality management company located in Atlanta, Georgia. CBRE concentrates on the development, operation and long-term management of; indoor water park resorts, select and full-service hotels, outdoor water parks, family entertainment centers and franchised & independent restaurant concepts.

Services offered include: feasibility study analysis, representing ownerships interests during construction, and the long-term day-to-day management of ownership’s asset and business. We also provide interior design and procurement, accounting and cost control, rate and yield management, sales and marketing services, associate customer service training, human resource management and career development for our managed properties.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company paid its prior management salaries through June 25, 2024.

The company intends to pay salaries within 12 months after of the approval of this Offering. The highest paid officers of the company will have employment agreements and salaries negotiated. Salaries are targeted to be as follows:

Name	Position	Annual Compensation
Eric Collins	President	$100,000
Ricardo Haynes	CEO	$250,000
Lance Lehr	COO	$100,000
Adrienne Anderson	CFO	$100,000
Donald R. Keer	Counsel, Secretary, Treasurer	$150,000

All compensation will be on behalf of the company by Webstar Technology Group and allocated to the subsidiaries.

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager, a Food and Beverage Manager and Resort Managers.

30

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

GENERALLY

Webstar Technology Group is authorized to issue 500,000,000 shares of common stock, $0.001 par value per share, in the Company and 750,000,000 shares of preferred stock. As of the date of this offering 401,026,365 shares of common stock issued and outstanding, 1,000 shares of Series A Preferred Stock have been authorized, issued and outstanding. See “Description of Capital” and “Principal Shareholders.”

We have reserved 1,428,571 shares of common stock for this issuance under the Webstar Technology Group’s private placement. The Company has not issued any options.

COMMON STOCK

Holders of outstanding shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as may be required by applicable law, holders of outstanding shares of common stock vote together as a single class. Holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of shareholders.

PREFERRED STOCK

Holders of the outstanding shares of Series A Preferred Stock, in accordance with the Certificate of Designation, have no conversion rights and super majority voting rights of 75% of all voting.

Principal Shareholders

Title of Class	Name and Address of beneficial owner	Amount and Nature of beneficial ownership	Amount and Nature of beneficial ownership acquirable	Percent of class
Series A Preferred	Ricardo Haynes; 1100 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309	150	Restricted	15%
Series A Preferred	Eric Collins; 1100 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309	250	Restricted	25%
Series A Preferred	Lance Lehr; 1100 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309	50	Restricted	5%
Series A Preferred	Tori White; 1100 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309	480	Restricted	48%
Series A Preferred	Donald Keer; 1100 Peachtree Street NE, Suite 200, Atlanta, Georgia 30309	70	Restricted	7%

31

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Management Services Agreement and Employment Agreements

No Management Services Agreement is in place with any of the management team.

SECURITIES BEING OFFERED

Webstar Technology Group is offering Common Stock in this Offering. The company is qualifying up to 1,428,571 shares of Common Stock under this Offering Statement, of which this Offering Circular is part. Webstar Technology Group authorized capital stock consists of 500,000,000 shares of Common Stock (the “Common Stock”), at $0.001 par value, of which 401,026,365 shares are Common Stock are issued.

The following is a summary of the rights of Webstar Technology Group’ capital common stock as provided in its Amended and Restated Certificate of Incorporation, and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

For a complete description of Webstar Technology Groups’ capital stock, you should refer to its Amended and Restated Certificate of Incorporation and Bylaws, and applicable provisions of the Florida General Corporation Law.

32

WEBSTAR TECHNOLOGY GROUP

F-1

Webstar Technology Group, Inc.

Condensed Balance Sheets

	March 31, 2024 (Unaudited)	December 31, 2023
ASSETS
Current assets
Cash	$170	$170
Prepaid expenses	12,199	498
Total current assets	$12,369	$668

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$22,871	$24,981
Accrued salaries and related expenses	3,237,600	3,074,406
Accrued interest – related party	63,989	43,989
Due to stockholder	284,232	228,674
Convertible note payable – related party	1,000,000	1,000,000
Total current liabilities	$4,608,692	$4,372,050

Commitments and contingences (Note 5)

Stockholders’ deficit
Preferred stock, $0.0001 par value; Authorized 1,000,000 shares; 1,000 designated Series A Preferred, 1,000 issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value; Authorized 300,000,000 shares; 158,271,000 issued and outstanding as of March 31, 2024 and December 31, 2023	15,827	15,827
Additional paid-in-capital	38,750,207	38,750,207
Accumulated deficit	(43,362,357)	(43,137,416)
Total stockholders’ deficit	(4,596,323)	(4,371,382)

Total liabilities and stockholders’ deficit	$12,369	$668

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

Webstar Technology Group, Inc.

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023

Revenue	$-	$-
Cost of sales	-	-
Gross profit	-	-
Operating expenses
Salaries and related expenses	158,194	194,388
General and administrative	46,747	35,900
Total operating expenses	204,941	230,288
Operating loss	(204,941)	(230,288)
Other expense
Interest expense – related party	(20,000)	(22,020)
Total other expense	(20,000)	(22,020)
Net loss before taxes	(224,941)	(252,308)
Income tax expense	-	-
Net loss	$(224,941)	$(252,308)

Net loss per share-basic and diluted	$(0.00)	$(0.00)
Weighted average shares outstanding - basic	158,271,000	139,900,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

Webstar Technology Group, Inc.

Condensed Statements of Stockholders’ Deficit

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in-	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2023	1,000	$-	158,271,000	$15,827	$38,750,207	$(43,137,416)	$(4,371,382)
Net loss	-	-	-	-	-	(224,941)	(224,941)
Balance at March 31, 2024	1,000	$-	158,271,000	$15,827	$38,750,207	$(43,362,357)	$(4,596,323)

Balance at December 31, 2022	1,000	$-	139,900,000	$13,990	$38,568,334	$(42,222,616)	$(3,640,292)
Net loss	-	-	-	-	-	(252,308)	(252,308)
Balance at March 31, 2023	1,000	$-	139,900,000	$13,990	$38,568,334	$(42,474,924)	$(3,892,600)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

Webstar Technology Group, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(224,941)	$(252,308)
Adjustments to reconcile net loss to cash used in operating activities
Amortization expense	-	400
Change in assets and liabilities
Prepaid expenses	(11,701)	(13,083)
Accounts payable	(2,110)	8,297
Accrued salaries and related expenses	163,194	179,188
Accrued interest	20,000	22,020
Lease liability	-	(7)
Net cash used in operating activities	(55,558)	(55,493)

Cash flows from financing activities
Advances from stockholder	55,558	59,395
Net cash provided by financing activities	55,558	59,395

Net increase in cash	-	3,902
Cash at beginning of the period	170	178
Cash at end of the period	$170	$4,080

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

WEBSTAR TECHNOLOGY GROUP, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Webstar Technology Group, Inc. (the “Company”) was incorporated in Wyoming on March 10, 2015. The Company was established for the operation of certain licensed and purchased software solutions. Since inception, the Company signed two license agreements with a related party to license proprietary software technology solutions, i.e., Gigabyte Slayer and WARP-G. The Company has been focused in large part on organizational activities and the development of its business plans to license the Gigabyte Slayer software application that is designed to deliver live video streams, video downloads and large data files more efficiently by using new proprietary data compression technology and to license the WARP-G software solution that is designed to enable enterprise customers that transmit live video streams, video downloads and large data files to push such data over existing pipelines at higher speeds in less time also by using new proprietary data compression technology. The Company completed the license of Gigabyte Slayer and WARP-G software on April 21, 2020 and is now seeking to sub-license the software.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are prepared in accordance with Rule 8-01 of Regulation S-X of the Securities Exchange Commission (“SEC”). Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures included in these unaudited condensed financial statements are adequate to make the information presented not misleading. The unaudited condensed financial statements included in this document have been prepared on the same basis as the annual financial statements, and in our opinion reflect all adjustments, which include normal recurring adjustments necessary for a fair presentation in accordance with US GAAP and SEC regulations for interim financial statements. The results for the three months ended March 31, 2024 are not necessarily indicative of the results that the Company will have for any subsequent period or for the calendar year ending December 31, 2024. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and the notes to those statements for the year ended December 31, 2023 which was filed with the SEC on March 29, 2024.

Liquidity, Going Concern and Uncertainties

These unaudited condensed financial statements have been prepared in conformity with US GAAP, which contemplate continuation of the Company as a going concern. To date, the Company’s commercial operations have not generated sufficient revenues to enable profitability. As of March 31, 2024, the Company had an accumulated deficit of $43,362,357 and has incurred a net loss of $224,941 for the three months ended March 31, 2024. Additionally, the Company had negative cash flows from operations of $55,558 and a working capital deficit of $4,596,323 for the three months ended March 31, 2024. Based on the current business plans and the Company’s operating requirements, management believes that the existing cash at March 31, 2024 will not be sufficient to fund operations for at least the next twelve months following the issuance of these condensed financial statements. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company’s continued operations will depend on its ability to raise additional capital through various potential sources, such as future equity offerings and/or debt financings, strategic relationships, and to successfully execute its business plans. The Company has relied upon advances from its Chairman, majority stockholder to fund operations since inception. Management is actively pursuing financing, but can provide no assurances that such financing will be available on acceptable terms, or at all. Without this funding, the Company could be required to delay, scale back or eliminate some or all of its business plans which would likely have a material adverse effect on the Company.

F-6

The unaudited condensed financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Generally, the Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to, the results of its marketing efforts to attract users for its software solutions and rapidly changing technology, the successful launch and the acceptance of its software solutions in the marketplace, competition of its software solutions, attraction of talented and skilled employees to support the business and the ability to raise capital to support its operations.

Use of Estimates

The preparation of the unaudited condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Certain of our estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary. Significant estimates made by management include the valuation of deferred tax assets.

Fair Value of Financial Instruments and Fair Value Measurements

The carrying amounts reported in the balance sheet for cash, accounts payable, accrued expenses, and due to stockholder approximate their fair value based on the short-term maturity of these instruments. The carrying amount reported in the balance sheet for the convertible note payable-related party approximates its fair value based on the valuation on the issue date as discussed in Note 3 below. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of March 31, 2024 or December 31, 2023.

Cash

The Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less. There are no cash equivalents at March 31, 2024 and December 31, 2023. The Company maintains its cash in bank and financial institutions that at times may exceed federally insured (FDIC) limits. At March 31, 2024 and December 31, 2023, the Company did not have any cash balances in excess of FDIC limits nor has the Company experienced any losses in such accounts.

F-7

Accounts Receivable

Accounts receivable are recorded as revenue is earned and billed during the period the on-line classes are conducted. The billings are due within 30 days of the billing date. The Company monitors accounts receivable and provides allowances for expected credit losses when considered necessary. Accounts receivable were $0 as of March 31, 2024 and December 31, 2023. No provision for credit losses was deemed necessary at March 31, 2024 or December 31, 2023.

As of March 31, 2024 and 2023, and for the three months then ended, the Company had no customers or revenue.

Leases

The Company accounts for leases under ASU 2016-02. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on the condensed balance sheets.

Operating lease ROU assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expenses in the unaudited condensed statements of operations.

As of March 31, 2024 and December 31, 2023, the Company had no lease related agreements.

Intangible Assets

Intangible assets are initially capitalized at cost, which includes the purchase price (net of any discounts and rebates) and other directly attributable costs of preparing the asset for its intended use. Direct expenditure including employee costs, which enhances or extends the performance of computer software beyond its specifications and which can be reliably measured, is added to the original cost of the software. Costs associated with maintaining the computer software are recognized as an expense when incurred. Computer software is subsequently carried at cost less accumulated amortization and accumulated impairment losses. These costs are amortized to profit or loss using the straight-line method over their estimated useful lives of five years. The amortization period and amortization method of intangible assets other than goodwill are reviewed at least at each balance sheet date. The effects of any revision are recognized in earnings when the changes arise. The Company incurred amortization expense of $0 and $400 during the three-month periods ended March 31, 2024 and 2023.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The Company anticipates receiving revenue from licensing its software to customers. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer.

The Company recognized no revenue from licensing fees during each of the three month periods ended March 31, 2024 and 2023, respectively.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to recognize forfeitures as they occur as permitted under ASU 2016-09 Improvements to Employee Share-Based Payment.

Stock compensation expense was zero for each of the three-month periods ended March 31, 2024 and 2023.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold. As of March 31, 2024 and December 31, 2023, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying unaudited condensed financial statements.

F-8

Net Loss per Common Share

The Company reports net loss per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and were dilutive.

As of March 31, 2024 and December 31, 2023, the Company had a convertible note payable outstanding with a related party that is convertible into 100,000,000 shares of common stock (see Note 3). The dilutive securities have been excluded from loss per share as the inclusion would be anti-dilutive.

Recently Issued Accounting Pronouncements

Recent Accounting Pronouncements - Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted this ASU. The adoption did not have an effect on our financial statements as we have no outstanding receivables.

Recent Accounting Pronouncements - Not Yet Adopted

In December 2023 FASB issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 requires public business entities to disclose, on an annual basis, a rate reconciliation presented in both dollars and percentages. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a quantitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. For entities reconciling to the US statutory rate of 21%, this would generally require disclosing any reconciling items that impact the rate by 1.05% or more. ASU 2023-09 is effective for public business entities for annual periods beginning after Dec. 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The adoption of ASU 2023-09 is expected to have a financial statement disclosure impact only and is not expected to have a material impact on the Company’s financial statements.

F-9

The Company considers the applicability and impact of all recently issued accounting pronouncements. Recent accounting pronouncements not specifically identified in our disclosures are either not applicable to the Company or are not expected to have a material effect on our financial condition or results of operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

Due to Stockholders

Mr. James Owens, the founder, controlling stockholder, and chairman of the board of directors of the Company, advances the Company money as needed for working capital needs. During the three months ended March 31, 2024, Mr. Owens loaned the Company $55,558.

The unaudited condensed financial statements reflect a “Due to stockholder” liability which was $284,232 and $228,674 as of March 31, 2024 and December 31, 2023, respectively, representing advances that remain due to Mr. Owens and another Company director and stockholder, Mr. Michael Hendrickson. The advances outstanding from both parties are pursuant to an oral agreement, are non-interest bearing and payable upon demand.

Convertible Note Payable

On June 3, 2022, the Company entered into a settlement agreement with Mr. Owens whereby Mr. Owens was issued a two-year convertible note payable (the “Note”) in the amount of $1,101,000 in exchange for 1) the elimination of the “Due to stockholder” liability balance of $756,450 on the date of the settlement agreement, 2) the elimination of the Company’s obligations under Mr. Owens’ employment agreement for accrued salary of $845,833 and accrued auto allowance of $29,000, and 3) an amended employment agreement to set his salary at $1 per year beginning in June of 2022. Mr. Owens subsequently transferred the note to the Frank Perone Trust, which he controls.

On May 15, 2023, the Frank Perone Trust partially converted $101,000 of the Note’s principal and $82,710 of accrued interest into 18,371,000 shares of the Company’s common stock at the conversion rate of $0.01 per share, in accordance with the Note’s convertible provision. There was no gain or loss related to the partial conversion.

The Note bears interest at the rate of eight percent (8%) per annum. The interest is accrued from the issue date and payable twenty-four months from the issue date. Mr. Owens may convert the Note at any time beginning three days after the Note issue date at a rate of $0.01 per share for the Company’s common stock. As of March 31, 2024, $1,000,000 of the Note remains outstanding. Accrued interest related to this note was $63,989 and $43,989 as of March 31, 2024 and December 31, 2023, respectively, which has been presented on the accompanying unaudited condensed balance sheets. Interest expense was $20,000 and $22,020 for the three months ended March 31, 2024 and 2023, respectively, which has been presented on the accompanying unaudited condensed statements of operations.

Employment Agreements

On February 21, 2020, effective January 1, 2020, the Company entered into executive employment agreements with Don D. Roberts as its President and Chief Executive Officer, Harold E. Hutchins, who resigned effective March 4, 2024, as its former Chief Financial Officer, and James Owens as its Chief Technology Officer. The details of these agreements are found in Note 6 below (Commitments). The agreements provide for salaries of $350,000 and auto allowances of $12,000 per year for each of the executives. Mr. Owens’ employment agreement was amended on June 3, 2022 reducing his salary to $1 per year with no auto allowance.

As of March 31, 2024 and December 31, 2023, the accrued salaries resulting from these employment agreements were $2,684,952 and $2,538,000, respectively, and the accrued auto allowances were $78,800 and $73,800, respectively, which have been included in accrued salaries and related expenses on the accompanying balance sheets. As of March 31, 2024 and December 31, 2023, the accrued salaries and related expenses also include $309,444 due under an employment agreement that ended in the prior year. As of March 31, 2024 and December 31, 2023, payroll taxes in the amount of $164,404 and $153,162, respectively, have also been accrued related to these employment agreements and included in accrued salaries and related expenses on the accompanying balance sheets. The salaries and related expenses related to these agreements for the three months ended March 31, 2024 and 2023 $163,194 and $194,388, respectively, and have been presented as salaries and related expenses on the accompanying statements of operations. During the three months ended March 31, 2024 and 2023, Mr. Hutchins was paid $0 and $14,000, respectively, of his salary and $0 and $0 in auto allowances, respectively.

F-10

The employment agreements contain a termination provision that states if employment is terminated by the Company, without cause, the employee is entitled to severance pay equal to one year of the employee’s annual salary. If the termination is due to a change of control, the employee is entitled to severance pay equal to two years of the employee’s salary. See Note 6. The CEO, CFO and Board of Directors do not anticipate the termination of either of these agreements without cause or that there will be a change of control and therefore, have not accrued any provision for the termination of the employment agreements.

License Agreement

On April 21, 2020, the Company entered into a license agreement with Soft Tech Development Corporation (“Soft Tech”) to exclusively license, market and distribute Soft Tech’s Gigabyte Slayer and WARP-G software (the “Licensed Technology”) and further develop and commercialize these softwares throughout the world. James Owens, our controlling stockholder, owns Soft Tech. Pursuant to the terms of the license agreement, we agreed to pay a contingent licensing fee of $650,000 for each of the two components of Soft Tech’s technology, for a total of $1,300,000 for the Licensed Technology. The contingent licensing fee becomes due and payable only upon the earlier of: (i) the closing of an aggregate of $20 million in net capital offering of our stock or (ii) when our cumulative net sales from the Licensed Technology reaches $20 million. Further, we have agreed to pay a royalty rate of 7% based on the net sales of the Licensed Software. The term of the license agreement is five years with one automatic renewal period. However, the royalty will continue as long as we are selling the Licensed Technology. As of March 31, 2024, no amounts have been paid on the license agreement as the events triggering the license fees have not occurred nor have any net sales of the Licensed Software been generated.

NOTE 4 – STOCKHOLDERS’ DEFICIT

Series A Preferred Stock

On March 16, 2020, the Company filed a Certificate of Designations (the “Certificate”) with the Secretary of State of Wyoming to amend its Articles of Incorporation to designate the Series A Preferred Stock as a series of preferred stock of the Company. 1,000 shares of Series A Preferred Stock are authorized in the Certificate. The Series A Preferred Stock has voting rights equivalent to three times the total voting power of the total common stock outstanding at any time. The Series A Preferred Stock has no conversion rights, no dividends, and no liquidation preference. As of March 31, 2024 and 2023, there were 1,000 Series A Preferred Stock are issued and outstanding and held by James Owens.

Common Stock

As of March 31, 2024 and 2023, the Company had 158,271,000 and 139,900,000, respectively, issued and outstanding shares of common stock. There were no issuances of common stock during the three-month periods ended March 31, 2024 and 2023.

F-11

NOTE 5 – COMMITMENTS

Executive Employment Agreements

James Owens. On February 21, 2020, the Company’s Board of Directors approved and executed, effective January 1, 2020, an employment agreement with Mr. Owens to serve as its Chief Technology Officer. The term of this agreement is indefinite and may be terminated by either party at any time provided that prior to termination, twenty (20) business day notice is delivered to the other party. The agreement further provides that if the termination is by the Company, other than ‘for cause’, the Company will pay to employee a one-time payment equal to one year’s salary, two years’ salary if due to a change of control. Additionally, the agreement provides that Mr. Owens’ compensation will be: (i) salary of $350,000 per year, (ii) auto allowance of $1,000 per month, (iii) vacation of 4 weeks per year, and (iii) the right to participate in any other bonus or compensation plan established by the Company’s board of directors and made available to our officers and directors.

Mr. Owens’ employment agreement was amended on June 3, 2022 reducing his salary to $1 per year with no auto allowance.

Don D. Roberts. Prior to February 21, 2020, the Company did not have any written employment agreement or other formal compensation agreement with Mr. Roberts. On February 21, 2020, the Company’s Board of Directors approved and executed, effective January 1, 2020, an employment agreement with Mr. Roberts to serve as its Chief Executive Officer. The term of this agreement is indefinite and may be terminated by either party at any time provided that prior to termination, twenty (20) business day notice is delivered to the other party. The agreement further provides that if the termination is by the Company, other than ‘for cause’, the Company will pay to employee a one-time payment equal to one year’s salary, two years’ salary if due to a change of control. Additionally, the agreement provides that Mr. Roberts’ compensation will be: (i) salary of $350,000 per year, (ii) auto allowance of $1,000 per month, (iii) vacation of 4 weeks per year, and (iii) the right to participate in any other bonus or compensation plan established by the Company’s board of directors and made available to our officers and directors.

Harold E. Hutchins. Prior to February 21, 2020, the Company did not have any written employment agreement or other formal compensation agreement with Mr. Hutchins. On February 21, 2020, the Company’s Board of Directors approved and executed, effective January 1, 2020, an employment agreement with Mr. Hutchins to serve as its Chief Financial Officer. The term of this agreement is indefinite and may be terminated by either party at any time provided that prior to termination, twenty (20) business day notice is delivered to the other party. The agreement further provides that if the termination is by the Company, other than ‘for cause’, the Company will pay to employee a one-time payment equal to one year’s salary, two years’ salary if due to a change of control. Additionally, the agreement provides that Mr. Hutchins’ compensation will be: (i) salary of $350,000 per year, (ii) auto allowance of $1,000 per month, (iii) vacation of 4 weeks per year, and (iii) the right to participate in any other bonus or compensation plan established by the Company’s board of directors and made available to our officers and directors. Mr. Hutchins submitted his resignation to the Company on February 14, 2024 and with an effective date of March 4, 2024.

Refer to Note 3 for amounts related to the Owens, Roberts, and Hutchins employment agreements included in the accompanying financial statements.

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to March 31, 2024, the Company’s majority shareholder and CEO has provided working capital advances of approximately $15,000. These advances have no repayment terms and are non-interest bearing.

F-12

WEBSTAR TECHNOLOGY GROUP

F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Webstar Technology Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Webstar Technology Group, Inc. (the Company) as of December 31, 2023, and the related statement of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph- Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. The Company’s ability to continue as a going concern is dependent on continued support from a related party. These factors raise substantial doubt about the Company’s ability to continue as a going concern. This gives rise to substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months after the issuance of these financial statements. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there were no critical audit matters.

/s/ Assurance Dimensions

We have served as the Company’s auditor since 2023.

Margate, Florida

March 29, 2024

F-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Webstar Technology Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Webstar Technology Group, Inc. (the Company) as of December, 2022 and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2022 and the related notes (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the years ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

Palm Beach Gardens, Florida

April 14, 2023

F-15

Webstar Technology Group, Inc.

Balance Sheets

	December 31,
	2023	2022
ASSETS
Current assets
Cash	$170	$178
Prepaid expenses	498	498
Total current assets	668	676
Right-of-use assets	-	2,347
Intangible asset - net of accumulated amortization of $16,800 and $15,200 at December 31, 2023 and 2022, respectively	-	1,600
Total assets	$668	$4,623

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$24,981	$44,343
Accrued salaries and related expenses	3,074,406	2,349,874
Accrued interest – related party	43,989	50,556
Due to stockholders	228,674	96,753
Lease liability	-	1,660
Convertible note payable – related party	1,000,000	-
	4,372,050	2,543,186
Lease liability – net of current portion	-	729
Convertible note payable – related party		1,101,000
Total liabilities	4,372,050	3,644,915

Commitments and contingences (Note 7)

Stockholders’ deficit
Preferred stock, $0.0001 par value; Authorized 1,000,000 shares; 1,000 designated Series A Preferred, 1,000 issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock, $0.0001 par value; Authorized 300,000,000 shares; 158,271,000 and 139,900,000 issued and outstanding as of December 31, 2023 and 2022, respectively	15,827	13,990
Additional paid-in-capital	38,750,207	38,568,334
Accumulated deficit	(43,137,416)	(42,222,616)
Total stockholders’ deficit	(4,371,382)	(3,640,292)

Total liabilities and stockholders’ deficit	$668	$4,623

The accompanying notes are an integral part of these financial statements.

F-16

Webstar Technology Group, Inc.

Statements of Operations

	For the Year Ended December 31,
	2023	2022

Revenue	$-	$-
Cost of sales	-	-
Gross profit	-	-
Operating expenses
Salaries and related expenses	754,932	16,985,524
General and administrative	83,724	88,127
Total operating expenses	838,656	17,073,651
Operating loss	(838,656)	(17,073,651)
Other expense
Loss on extinguishment of debt with a related party	-	(13,896,333)
Interest expense – related party	(76,144)	(50,556)
Total other expense	(76,144)	(13,946,889
Net loss before income taxes	(914,800)	(31,020,540)
Income tax expense	-	-
Net loss	$(914,800)	$(31,020,540)

Net loss per share-basic and diluted	$(0.01)	$(0.22)
Weighted average shares outstanding – basic and diluted	151,677,573	139,900,000

The accompanying notes are an integral part of these financial statements.

F-17

Webstar Technology Group, Inc.

Statements of Stockholders’ Deficit

For the Years Ended December 31, 2023 and 2022

	Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2021	1,000	$-	139,900,000	$13,990	$8,070,633	$(11,202,076)	$(3,117,453)
Extinguishment of liabilities and stock-based compensation with related party	-	-	-	-	30,497,701	-	30,497,701
Net loss	-	-	-	-	-	(31,020,540)	(31,020,540)
Balance at December 31, 2022	1,000	-	139,900,000	13,990	$38,568,334	(42,222,616)	(3,640,292)
Partial conversion of convertible note payable to related party	-	-	18,371,000	1,837	181,873	-	183,710
Net loss	-	-	-	-	-	(914,800)	(914,800)
Balance at December 31, 2023	1,000	$-	158,271,000	$15,827	$38,750,207	$(43,137,416)	$(4,371,382)

The accompanying notes are an integral part of these financial statements.

F-18

Webstar Technology Group, Inc.

Statements of Cash Flows

	For the Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(914,800)	$(31,020,540)
Adjustments to reconcile net loss to cash used in operating activities
Stock based compensation expense	-	16,071,084
Loss on extinguishment of debt with a related party		13,896,333
Amortization expense	1,600	1,600
Change in assets and liabilities
Prepaid expenses	-	1,665
Accounts payable	(19,362)	1,174
Accrued salaries and related expenses	724,532	823,241
Accrued interest – related party	76,143	50,556
Lease liabilities	(42)	(30)
Net cash used in operating activities	(131,929)	(174,917)

Cash flows from financing activities
Advances from stockholders	135,921	174,656
Repayments to stockholders	(4,000)	-
Net cash provided by financing activities	131,921	174,656

Net decrease in cash	(8)	(261)
Cash at beginning of the year	178	439
Cash at end of the year	$170	$178

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of non-cash financing activities
Conversion of convertible note payable and accrued interest – related party into common stock	$183,710	$-
Reclassifications of accrued salary and related expenses and advances due to related party to additional paid-in-capital upon settlement	$-	$530,283
Issuance of convertible note payable for accrued salary and advances due to related party	$-	$1,101,000

The accompanying notes are an integral part of these financial statements.

F-19

WEBSTAR TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Webstar Technology Group, Inc. (the “Company”) was incorporated in Wyoming on March 10, 2015. The Company was established for the operation of certain licensed and purchased software solutions. Since inception, the Company signed two license agreements with a related party to license proprietary software technology solutions, i.e., Gigabyte Slayer and WARP-G. The Company has been focused in large part on organizational activities and the development of its business plans to license the Gigabyte Slayer software application that is designed to deliver live video streams, video downloads and large data files more efficiently by using new proprietary data compression technology and to license the WARP-G software solution that is designed to enable enterprise customers that transmit live video streams, video downloads and large data files to push such data over existing pipelines at higher speeds in less time also by using new proprietary data compression technology. The Company completed the license of Gigabyte Slayer and WARP-G software on April 21, 2020 and is now seeking to sub-license the software.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Liquidity, Going Concern and Uncertainties

These financial statements have been prepared in conformity with US GAAP, which contemplates continuation of the Company as a going concern. To date, the Company’s commercial operations have not generated sufficient revenues to enable profitability. As of December 31, 2023, the Company had an accumulated deficit of $43,137,416, and has incurred a net loss of $914,800 for the year ended December 31, 2023. Additionally, the Company generated a negative cash flow from operations of $131,929 for the year ended December 31, 2023, and the Company’s working capital at December 31, 2023 was a negative $4,371,382. Based on the current business plans and the Company’s operating requirements, management believes that the existing cash at December 31, 2023 will not be sufficient to fund operations for at least the next twelve months following the issuance of these financial statements. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company’s continued operations will depend on its ability to raise additional capital through various potential sources, such as future equity offerings and/or debt financings, strategic relationships, and to successfully execute its business plans. The Company has relied upon advances from its Chairman and majority stockholder to fund operations since inception. Management is actively pursuing financing, but can provide no assurances that such financing will be available on acceptable terms, or at all. Without this funding, the Company could be required to delay, scale back or eliminate some or all of its business plans which would likely have a material adverse effect on the Company.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Generally, the Company’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to, the results of its marketing efforts to attract users for its software solutions and rapidly changing technology, the successful launch and the acceptance of its software solutions in the marketplace, competition of its software solutions, attraction of talented and skilled employees to support the business and the ability to raise capital to support its operations.

F-20

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Certain of the Company’s estimates, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary. Significant estimates made by management include the valuation of deferred tax assets, fair value of preferred stock, and a convertible note payable issued to a related party.

Fair Value of Financial Instruments and Fair Value Measurements

The carrying amounts reported in the balance sheet for cash, accounts payable, accrued expenses, and due to stockholder approximate their fair value based on the short-term maturity of these instruments. The carrying amount reported in the balance sheet for the convertible note payable-related party approximates its fair value based on the valuation on the issue date as discussed in Note 3 below. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2023 or 2022.

Cash

The Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less. There are no cash equivalents at December 31, 2023 and 2022. The Company maintains its cash in banks and financial institutions that at times may exceed federally insured (FDIC) limits. At December 31, 2023 and 2022, the Company did not have any cash balances in excess of FDIC limits nor has the Company experienced any losses in such accounts through December 31, 2023.

Accounts Receivable

Accounts receivable are recorded as revenue is earned and billed during the period the on-line classes are conducted. The billings are due within 30 days of the billing date. I The Company monitors accounts receivable and provides allowances for expected credit losses when considered necessary.. Accounts receivable were $0 at December 31, 2023 and 2022. No allowance for credit losses was required at December 31, 2023 nor December 31, 2022.

As of December 31, 2023 and 2022, and for the years then ended, the Company had no customers or revenue.

Leases

The Company accounts for leases under ASU 2016-02. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheets. The Company leases office equipment used to conduct our business.

Operating lease ROU assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Operating lease expense is recognized on a straight-line basis over the lease term and is included in general and administrative expenses in the consolidated statements of operations.

The Company transferred its leased copy machine to a related party on April 1, 2023. As of December 31, 2023, the Company has no leased assets. There was no gain or loss to the Company related to the transfer of the lease.

F-21

Intangible Assets

Intangible assets are initially capitalized at cost, which includes the purchase price (net of any discounts and rebates) and other directly attributable costs of preparing the asset for its intended use. Direct expenditure including employee costs, which enhances or extends the performance of computer software beyond its specifications and which can be reliably measured, is added to the original cost of the software. Costs associated with maintaining the computer software are recognized as an expense when incurred. Computer software is subsequently carried at cost less accumulated amortization and accumulated impairment losses. These costs are amortized to profit or loss using the straight-line method over their estimated useful lives of five years. The amortization period and amortization method of intangible assets other than goodwill are reviewed at least at each balance sheet date. The effects of any revision are recognized in earnings when the changes arise. The Company incurred amortization expense of $1,600 for each of the years ended December 31, 2023 and 2022.

Revenue Recognition

The Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The Company anticipates receiving revenue from licensing its software to customers. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, the Company performs the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer.

The Company recognized no revenue from licensing fees during each of the years ended December 31, 2023 and 2022, respectively.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation –Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award. The Company has elected to recognize forfeitures as they occur as permitted under ASU 2016-09 Improvements to Employee Share-Based Payment.

On June 3, 2022, the Company entered into a settlement agreement with Mr. James Owens, the founder, controlling stockholder, and chairman of the board of directors of the Company, whereby Mr. Owens was issued a two-year convertible note payable in the amount of $1,101,000 in exchange for 1) the elimination of the “Due to stockholder” liability balance of $756,450 on the date of the settlement agreement, 2) the elimination of the Company’s obligations under Mr. Owens’ employment agreement for accrued salary of $845,833 and accrued auto allowance of $29,000, and 3) an amended employment agreement to set his salary at $1 per year beginning in June of 2022. The convertible note bears interest at the rate of eight percent (8%) per annum.

The Company believes the convertible note’s standalone value to be minimal given the current financial position of the Company. Therefore, the Company estimated the value of the conversion feature using the fair value of the equity shares that the convertible note could be converted into on the date the note was issued. Per ASC 470-20-30-25, the fair value of a convertible note at date of issuance shall be deemed no less than the fair value of the shares of equity for which it can be converted into if there is no other reliable measure of fair value. The Company’s market price for one share of common stock was $0.287 resulting in a fair value of the convertible note of $31,598,700.

F-22

The convertible note fair value was allocated pro-rata between the two instruments being extinguished with the resulting difference being recognized in the statement of operations. Compensation expense relative to the convertible note issued in exchange for the elimination of accrued salary and related expenses owed is $16,071,084 for the year ended December 31, 2022 in the accompanying statements of operations (see Note 3).

Stock compensation expense was $0 and $16,071,084 for the years ended December 31, 2023 and 2022, respectively.

Income Taxes

Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending upon the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the provisions of FASB ASC 740-10 “Uncertainty in Income Taxes” (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold. As of December 31, 2023 and December 31, 2022, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements.

Net Loss per Common Share

The Company reports net loss per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and were dilutive.

As of December 31, 2023 and 2022, the Company had a convertible note payable outstanding with a related party. For the year ended December 31, 2023, the note was convertible into 100,000,000 shares of common stock. For the year ended December 31,2022, the note was convertible into 110,100,000 shares of common stock (see Note 3). The dilutive securities have been excluded from loss per share as the inclusion would be anti-dilutive.

Recently Issued Accounting Pronouncements

Recent Accounting Pronouncements - Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, Topic 326 eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however Topic 326 will require that credit losses be presented as an allowance rather than as a write-down. This ASU affects entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted this ASU. The adoption did not have an effect on our financial statements as we have no outstanding receivables.

F-23

Recent Accounting Pronouncements - Not Yet Adopted

In December 2023 FASB issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). The ASU focuses on income tax disclosures around effective tax rates and cash income taxes paid. ASU 2023-09 requires public business entities to disclose, on an annual basis, a rate reconciliation presented in both dollars and percentages. The guidance requires the rate reconciliation to include specific categories and provides further guidance on disaggregation of those categories based on a quantitative threshold equal to 5% or more of the amount determined by multiplying pretax income (loss) from continuing operations by the applicable statutory rate. For entities reconciling to the US statutory rate of 21%, this would generally require disclosing any reconciling items that impact the rate by 1.05% or more. ASU 2023-09 is effective for public business entities for annual periods beginning after Dec. 15, 2024 (generally, calendar year 2025) and effective for all other business entities one year later. Entities should adopt this guidance on a prospective basis, though retrospective application is permitted. The adoption of ASU 2023-09 is expected to have a financial statement disclosure impact only and is not expected to have a material impact on the Company’s financial statements.

In November 2023 the FASB issued ASU 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures. The ASU will now require public entities to disclose its significant segment expenses categories and amounts for each reportable segment. Under the ASU, a significant segment expense is an expense that is:

●	significant to the segment,
●	regularly provided to or easily computed from information regularly provided to the chief operating decision maker (CODM), and
●	included in the reported measure of segment profit or loss.

The ASU is effective for public entities for fiscal years beginning after December 15, 2023 and interim periods in fiscal years beginning after December 15, 2024 (calendar year public entity will adopt the ASU in its 2024 Form 10 K). The ASU should be adopted retrospectively unless it’s impracticable to do so. Early adoption of the ASU is permitted, including in an interim period. The adoption of ASU 2023-07 is expected to have a financial statement disclosure impact only and is not expected to have a material impact on the Company’s financial statements.

The Company considers the applicability and impact of all recently issued accounting pronouncements. Recent accounting pronouncements not specifically identified in our disclosures are either not applicable to the Company or are not expected to have a material effect on our financial condition or results of operations.

NOTE 3 – RELATED PARTY TRANSACTIONS

Due to Stockholders

Mr. James Owens, the founder, controlling stockholder, and chairman of the board of directors of the Company, advances the Company money as needed for working capital needs. During the year ended December 31, 2023, Mr. Owens loaned the Company $99,921 and we repaid him $4,000 toward the balance outstanding from these advances.

During the year ended December 31, 2023, one of our directors and stockholders, Mr. Michael Hendrickson, advanced us $36,000 for working capital needs.

The financial statements reflect a “Due to stockholders” liability which was $228,674 and $96,753 at December 31, 2023 and 2022, respectively, representing advances that remain due to Mr. Owens and Mr. Hendrickson. The advances outstanding from both related parties are pursuant to an oral agreement, are non-interest bearing and payable upon demand.

F-24

Convertible Note Payable

On June 3, 2022, the Company entered into a settlement agreement with Mr. Owens whereby Mr. Owens was issued a two-year convertible note payable in the amount of $1,101,000 in exchange for 1) the elimination of the “Due to stockholder” liability balance of $756,450 on the date of the settlement agreement, 2) the elimination of the Company’s obligations under Mr. Owens’ employment agreement for accrued salary of $845,833 and accrued auto allowance of $29,000, and 3) an amended employment agreement to set his salary at $1 per year beginning in June of 2022. The convertible note bears interest at the rate of eight percent (8%) per annum. The interest is accrued from the issue date and payable twenty-four months from the issue date. Mr. Owens may convert the note at any time beginning three days after the note issue date at a rate of $0.01 per share for the Company’s common stock. Mr. Owens subsequently transferred the note to the Frank Perone Trust, which he controls.

On May 15, 2023, the Frank Perone Trust partially converted $101,000 of the note’s principal and $82,710 of accrued interest into 18,371,000 shares of the Company’s common stock at the conversion rate of $0.01 per share, in accordance with the Note’s convertible provision. There was no gain or loss related to the partial conversion.

As of December 31, 2023 and 2022, $1,000,000 and $1,101,000, respectively, of the note’s principal remains outstanding. Accrued interest related to this note was $43,989 and $50,556 as of December 31, 2023 and 2022, respectively, on the accompanying balance sheets. Interest expense – related party was $76,144 and $50,556 for the years ended December 31, 2023 and 2022, respectively, on the accompanying statements of operations.

The Company believes the convertible note’s standalone value to be minimal given the current financial position of the Company. Therefore, the Company estimated the value of the conversion feature using the fair value of the equity shares that the convertible note could be converted into on the date the note was issued. Per ASC 470-20-30-25, the fair value of a convertible note at date of issuance shall be deemed no less than the fair value of the shares of equity for which it can be converted into if there is no other reliable measure of fair value. The Company’s market price at date of issue for one share of common stock was $.287 resulting in a fair value of the convertible note of $31,598,700 at date of issue.

With the valuation of the convertible note determined, the convertible note fair value was allocated pro-rata between the two instruments being extinguished with the resulting difference being recognized in the statement of operations. Compensation expense relative to the convertible note issued in exchange for the elimination of accrued salary and related expenses owed is $0 and $16,071,084 for the years ended December 31, 2023 and 2022, respectively, in the accompanying statements of operations. Loss on extinguishment of debt relative to the convertible note issued in exchange for advances owed to Mr. Owens is $0 and $13,896,333 for the years ended December 31, 2023 and 2022, respectively.

The Company notes that if a convertible debt instrument is issued at a substantial premium compared to the principal (or par) amount to be settled at maturity, ASC 470-20-25-13 indicates that there is a presumption that the premium should be recognized in equity as paid-in capital, if substantial. Such is the case here. The convertible note was recorded at $1,101,000 on the accompanying balance sheet at December 31, 2022, and additional paid-in-capital was increased by $30,497,701, which also includes the $530,284 of total liabilities outstanding with Mr. Owens in excess of the face value of the convertible note of $1,101,000 on the accompanying balance sheet as of December 31, 2022.

Employment Agreements

On February 21, 2020, effective January 1, 2020, the Company entered into executive employment agreements with Don D. Roberts as its President and Chief Executive Officer, Harold E. Hutchins as its former Chief Financial Officer, and James Owens as its Chief Technology Officer. The details of these agreements are found in Note 7 below (Commitments). The agreements provide for salaries of $350,000 and auto allowances of $12,000 per year for each of the executives. Mr. Owens’ employment agreement was amended on June 3, 2022 reducing his salary to $1 per year with no auto allowance. As of December 31, 2023 and 2022, the accrued salaries resulting from these employment agreements were $2,538,000 and $1,866,000, respectively, and the accrued auto allowances were $73,800 and $52,200, respectively, which have been included in accrued salaries and related expenses on the accompanying balance sheets. As of December 31, 2023 and 2022, the accrued salaries and related expenses also includes accrued salaries of $309,444 due under an employment agreement that ended in prior year. As of December 31, 2023 and 2022, payroll taxes in the amount of $153,162 and $122,230, respectively, have also been accrued related to these employment agreements. The salaries and related expenses related to these agreements for the years ended December 31, 2023 and 2022, were $754,932 and $914,440, respectively, and have been presented as salaries and related expense on the accompanying statements of operations. During the years ended December 31, 2023 and 2022, Mr. Hutchins was paid $28,000 and $84,000, respectively, of his salary and $2,400 and $7,200 in auto allowances, respectively. See disclosure above for accrued salary and related expenses settled with Mr. Owens during the year ended December 31, 2022.

F-25

The employment agreements contain a termination provision that states if employment is terminated by the Company, without cause, the employee is entitled to severance pay equal to one year of the employee’s annual salary. If the termination is due to a change of control, the employee is entitled to severance pay equal to two years of the employee’s salary. See Note 7. The CEO, CFO and Board of Directors do not anticipate the termination of either of these agreements without cause or that there will be a change of control and therefore, have not accrued any provision for the termination of the employment agreements.

License Agreement

On April 21, 2020, the Company entered into a license agreement with Soft Tech Development Corporation (“Soft Tech”) to exclusively license, market and distribute Soft Tech’s Gigabyte Slayer and WARP-G software (the “Licensed Technology”) and further develop and commercialize these softwares throughout the world. James Owens, our controlling stockholder, owns Soft Tech. Pursuant to the terms of the license agreement, we agreed to pay a contingent licensing fee of $650,000 for each of the two components of Soft Tech’s technology, for a total of $1,300,000 for the Licensed Technology. The contingent licensing fee becomes due and payable only upon the earlier of: (i) the closing of an aggregate of $20 million in net capital offering of our stock or (ii) when our cumulative net sales from the Licensed Technology reaches $20 million. Further, we have agreed to pay a royalty rate of 7% based on the net sales of the Licensed Software. The term of the license agreement is five years with one automatic renewal period. However, the royalty will continue as long as we are selling the Licensed Technology. As of December 31, 2023, no amounts have been paid on the license agreement as the events triggering the license fees have not occurred nor have any net sales of the Licensed Software been generated.

NOTE 4 – LEASES

As of December 31, 2023, the Company has no leases. The Company transferred its copy machine and related lease to the Frank Perone Trust, a related party. There was no gain or loss associated with the transfer of the lease. We removed the operating lease liability and right of use asset from our balance sheet at the time of transfer.

As of December 31, 2022, the Company had one lease for a copier that meets the provisions of ASU 2016-02 which requires the recognition of a right-of-use asset representing the rights to use the underlying leased asset for the lease terms with an offsetting lease liability. Operating lease expense is recognized on a straight-line basis over the lease term. During the years ended December 31, 2023 and 2022, the Company recorded $430 and $1,752, respectively, as operating lease expense which is included in general and administrative expenses on the statements of operations. As of December 31, 2023 and 2022, the unamortized right-of-use assets resulting from the lease was $0 and $2,347, respectively, and the lease liabilities were $0 and $2,389, respectively.

NOTE 5 – STOCKHOLDERS’ DEFICIT

Series A Preferred Stock

On March 16, 2020, the Company filed a Certificate of Designations (the “Certificate”) with the Secretary of State of Wyoming to amend its Articles of Incorporation to designate the Series A Preferred Stock as a series of preferred stock of the Company. 1,000 shares of Series A Preferred Stock are authorized in the Certificate. The Series A Preferred Stock has voting rights equivalent to three times the total voting power of the total common stock outstanding at any time. The Series A Preferred Stock has no transfer rights, no conversion rights, no dividends, and no liquidation preference. As of December 31, 2023, all 1,000 authorized Series A Preferred Stock are issued and outstanding and held by James Owens.

F-26

Common Stock

As of December 31, 2023 and 2022, the Company had 158,271,000 and 139,900,000 issued and outstanding shares of common stock. On May 15, 2023, 18,371,000 shares of the Company’s common stock were issued to the Frank Perone Trust for a partial conversion of a convertible note pursuant to the conversion provisions of the note (see Note 3). There were no issuances of common stock during the year ended December 31, 2022.

Settlement Agreement

On June 3, 2022, the Company entered into a settlement agreement with Mr. Owens whereby Mr. Owens was issued a two-year convertible note payable in the amount of $1,101,000 in exchange for 1) the elimination of the “Due to stockholder” liability balance of $756,450 on the date of the settlement agreement, 2) the elimination of the Company’s obligations under Mr. Owens’ employment agreement for accrued salary of $845,833 and accrued auto allowance of $29,000, and 3) an amended employment agreement to set his salary at $1 per year beginning in June of 2022. As a result of this agreement, additional paid-in-capital was increased by $30,497,701 on the accompanying balance sheet as of December 31, 2022 (see Note 3 for details of this agreement).

NOTE 6 – INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The effective tax rate on the net loss before income taxes differs from the U.S. and State statutory rates as follows:

	12/31/2023	12/31/2022
U.S statutory rate	21.000%	21.000%
Florida state corporate income tax rate	5.5%	5.5%
Total statutory tax rates	26.5%	26.5%
Less valuation allowance	-26.5%	-26.5%
Net	-	-

At December 31, 2023, the Company has a tax loss carryover of approximately $1,453,000 available to offset future income for income tax reporting purposes. Loss carryovers of approximately $107,000 generated prior to January 1, 2018 begin to expire in 2025 through 2027. Loss carryovers of $1,346,000 generated in tax years 2018 – 2023 can be used indefinitely but have annual limitations of 80% of the Company’s taxable income applicable to tax years beginning after December 31, 2020. A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets depends on the generation of future taxable income during those periods in which those temporary differences are deductible. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance is necessary against the deferred tax assets arising from the net operating losses as of December 31, 2023 and 2022 due to the uncertainty of the Company being able to generate future taxable income.

The Company’s policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the years ended December 31, 2023 and 2022, there was no income tax, or related interest and penalty items in the income statement, or liabilities on the balance sheet. The Company files income tax returns in the U.S. federal jurisdiction and Wyoming and Florida state jurisdictions.

F-27

NOTE 7 – COMMITMENTS

Executive Employment Agreements

James Owens. On February 21, 2020, the Company’s Board of Directors approved and executed, effective January 1, 2020, an employment agreement with Mr. Owens to serve as its Chief Technology Officer. The term of this agreement is indefinite and may be terminated by either party at any time provided that prior to termination, twenty (20) business day notice is delivered to the other party. The agreement further provides that if the termination is by the Company, other than ‘for cause’, the Company will pay to employee a one-time payment equal to one year’s salary, two years’ salary if due to a change of control. Additionally, the agreement provides that Mr. Owens’ compensation will be: (i) salary of $350,000 per year, (ii) auto allowance of $1,000 per month, (iii) vacation of 4 weeks per year, and (iii) the right to participate in any other bonus or compensation plan established by the Company’s board of directors and made available to our officers and directors.

Mr. Owens’ employment agreement was amended on June 3, 2022 reducing his salary to $1 per year with no auto allowance.

Don D. Roberts. Prior to February 21, 2020, the Company did not have any written employment agreement or other formal compensation agreement with Mr. Roberts. On February 21, 2020, the Company’s Board of Directors approved and executed, effective January 1, 2020, an employment agreement with Mr. Roberts to serve as its Chief Executive Officer. The term of this agreement is indefinite and may be terminated by either party at any time provided that prior to termination, twenty (20) business day notice is delivered to the other party. The agreement further provides that if the termination is by the Company, other than ‘for cause’, the Company will pay to employee a one-time payment equal to one year’s salary, two years’ salary if due to a change of control. Additionally, the agreement provides that Mr. Roberts’ compensation will be: (i) salary of $350,000 per year, (ii) auto allowance of $1,000 per month, (iii) vacation of 4 weeks per year, and (iii) the right to participate in any other bonus or compensation plan established by the Company’s board of directors and made available to our officers and directors.

Harold E. Hutchins. Prior to February 21, 2020, the Company did not have any written employment agreement or other formal compensation agreement with Mr. Hutchins. On February 21, 2020, the Company’s Board of Directors approved and executed, effective January 1, 2020, an employment agreement with Mr. Hutchins to serve as its Chief Financial Officer. The term of this agreement is indefinite and may be terminated by either party at any time provided that prior to termination, twenty (20) business day notice is delivered to the other party. The agreement further provides that if the termination is by the Company, other than ‘for cause’, the Company will pay to employee a one-time payment equal to one year’s salary, two years’ salary if due to a change of control. Additionally, the agreement provides that Mr. Hutchins’ compensation will be: (i) salary of $350,000 per year, (ii) auto allowance of $1,000 per month, (iii) vacation of 4 weeks per year, and (iii) the right to participate in any other bonus or compensation plan established by the Company’s board of directors and made available to our officers and directors. Mr. Hutchins submitted his resignation to the Company effective on February 14, 2024 with an effective date of March 4, 2024.

Refer to Note 3 for amounts related to the Owens, Roberts, and Hutchins employment agreements included in the accompanying financial statements.

NOTE 8 – SUBSEQUENT EVENTS

Mr. James Owens, the Chairman of the Board, Chief Technology Officer, founder, and controlling stockholder of the Company, loaned the Company $52,067 subsequent to December 31, 2023 through the date of this report.

Mr. Hutchins, our former CFO, submitted his resignation to the Company effective on February 14, 2024 with an effective date of March 4, 2024. We have engaged an external consultant to take over the responsibilities of the CFO.

F-28

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation filed on July 5, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

3.2	Amended and Restated Bylaws effective as of March 23, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

3.3	Certificate of Designations of Preferences and Rights of Series A Preferred Stock of the registrant. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on For 8-K filed with the SEC March 17, 2020).

3.4	Restated Certificate of Designations of Preferences and Rights of Series A Preferred Stock amended on June 14, 2022 (Incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on June 14, 2022).

10.1+	Form of Executive Employment Agreement and Amendment (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.2+	Form of Consulting Agreement and Amendment (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.3	Intellectual Property Purchase Agreement between Webstar Networks Corporation and Webstar Technology Group, Inc. dated as June 30, 2017 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.4	Amended and Restated Letter of Intent between Soft Tech Development Corporation and Webstar Technology Group, Inc. dated October 26, 2017 to license the Gigabyte Slayer software (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.5	Amended and Restated Letter of Intent between Soft Tech Development Corporation and Webstar Technology Group, Inc. dated October 26, 2017 to license the Warp-G software (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.6+	Form of Director Services Agreement (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.7	Form of Subscription Agreement for S-1 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.8+	Form of Amendment to Employment Agreement entered into between Webstar Technology Group, Inc. and Executive (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.9	Amendment dated May 12, 2018 to Intellectual Property Purchase Agreement between Webstar Networks Corporation and Webstar Technology Group, Inc. dated as of June 30, 2017 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on December 28, 2017).

10.10	Second Amendment to Intellectual Property Purchase Agreement between Webstar Networks Corporation and Webstar Technology Group, Inc. dated as of June 30, 2018 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on October 30, 2018).

10.11	Second Amended and Restated Letter of Intent between Soft Tech Development Corporation and Webstar Technology Group, Inc. dated September 28, 2018 to license the Gigabyte Slayer software (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on October 30, 2018).

10.12	Second Amended and Restated Letter of Intent between Soft Tech Development Corporation and Webstar Technology Group, Inc. dated September 28, 2018 to license the Warp-G software (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement (SEC File No. 333-222325) on Form S-1 filed with the SEC on October 30, 2018).

10.13	Form of Employment Agreement. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on For 8-K filed with the SEC on July 3, 2019).

II-1

10.14	Promissory Note Issued March 25, 2019. (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 3, 2019).

10.15	Amendment to Promissory Note dated December 6, 2019 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on December 17, 2019).

10.16†	Employment Agreement between the registrant and James Owens dated January 1, 2020. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on For 8-K filed with the SEC March 3, 2020).

10.17†	Employment Agreement between the registrant and Don Roberts dated January 1, 2020. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on For 8-K filed with the SEC March 3, 2020).

10.18†	Employment Agreement between the registrant and Harold Hutchins dated January 1, 2020. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on For 8-K filed with the SEC March 3, 2020).

10.19	Assignment of All Employment and Consulting Agreements and Transfer and Assumption of All Liabilities Associated Therewith Agreement between the registrant and James Owens dated February 21, 2020. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC March 3, 2020).

10.20	Subscription Agreement between the registrant and James Owens for Series A Preferred Stock dated December 14, 2019. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on For 8-K filed with the SEC March 17, 2020).

10.21	Subscription Agreement between the registrant and James Owens for Common Stock dated December 14, 2019. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on For 8-K filed with the SEC March 17, 2020).

10.22	Exclusive Technology Marketing and License Agreement dated April 21, 2020 by and between the Company and Soft Tech Development Corp. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on April 23, 2020).

10.23+	Second Amended and Restated Marketing and License Agreement dated July 15, 2022 (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the SEC on July 18, 2022).

10.24	Settlement Agreement to Compromise Debt dated June 3, 2022 (Incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on June 9, 2022).

10.25	Convertible Promissory Note dated June 3, 2022 (Incorporated by reference to the Company’s Form 8-K filed with the SEC on June 9, 2022).

10.26+	Amended Executive Employment Agreement dated June 3, 2022 (Incorporated by reference to the Company’s Form 8-K filed with the SEC on June 9, 2022).

10.27	Stock Option Grant to Officer dated December 9, 2021 (Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2021).

11.1	Consent letter of Assurance Dimensions Independent Registered Public Accounting Firm

11.2	Consent letter of D.Brooks and Associates CPA’s Independent Registered Public Accounting Firm

II-2

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Webstar Technology Group, Inc.

Dated: August 06, 2024	By:	/s/ Ricardo Haynes
Ricardo Haynes
Chief Executive Officer
(principal executive officer)

Dated: August 06, 2024	By:	/s/ Adrienne M. Anderson
Adrienne M. Anderson
Chief Financial Officer
(principal financial and accounting officer)

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title and Date

/s/ Ricardo Haynes	Director Dated: August 06, 2024
Ricardo Haynes

/s/ Marilyn Karpoff	Director Dated: August 06, 2024
Marylyn Karpoff

/s/ Gordon Clinkscale	Director Dated: August 06, 2024
Gordon Clinkscale

II-3